                                                      REGISTRATION NO. 333-97699


                                                   REGISTRATION NO. 333-97699-01


                                                     FILED PURSUANT TO 424(B)(3)


                             WASTE MANAGEMENT, INC.


                               OFFER TO EXCHANGE


                                   REGISTERED
                   $500,000,000 7 3/4% SENIOR NOTES DUE 2032

                                      FOR

                                  OUTSTANDING
                   $500,000,000 7 3/4% SENIOR NOTES DUE 2032
                             ---------------------
THE EXCHANGE OFFER:

     - We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes.

     - You may withdraw tenders of outstanding notes at any time prior to the expiration of the exchange offer.


     - The exchange offer expires at 5:00 p.m., New York City time, on January 3, 2003, unless extended. We do not currently intend to extend the expiration date.


THE EXCHANGE NOTES:

     - The terms of the exchange notes will be substantially identical to the outstanding notes except for transfer restrictions and registration rights relating to the outstanding notes will not apply to the exchange notes.

     - The exchange notes, like the outstanding notes, will be unsecured obligations of Waste Management and will be unconditionally guaranteed by our wholly-owned subsidiary, Waste Management Holdings, Inc. The exchange notes will rank equally in contractual right of payment with all of our other unsecured and unsubordinated senior indebtedness and the unsecured and unsubordinated senior indebtedness of Waste Management Holdings. However, the exchange notes and the guarantees will be structurally subordinated to the indebtedness of our non-guarantor subsidiaries, which amounted to approximately $1.6 billion as of September 30, 2002. Additionally, the indenture under which we are issuing the exchange notes does not restrict our ability to incur additional senior indebtedness.

RESALES OF EXCHANGE NOTES:

     - The exchange notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods.
                             ---------------------
     YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 10 OF THIS PROSPECTUS BEFORE PARTICIPATING IN THE EXCHANGE OFFER.
                             ---------------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION, NOR ANY STATE SECURITIES COMMISSION, HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this Prospectus is November 27, 2002

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Where to Find More Information..............................   ii
Incorporation by Reference..................................   ii
Prospectus Summary..........................................    1
Historical and Selected Financial Information...............    8
Risk Factors................................................   10
Forward-Looking Statements..................................   15
Use of Proceeds.............................................   16
Ratio of Earnings to Fixed Charges..........................   16
Description of the Exchange Notes...........................   17
The Exchange Offer..........................................   36
United States Federal Income Tax Consequences to Non-U.S.
  Holders...................................................   44
Plan of Distribution........................................   46
Legal Matters...............................................   47
Experts.....................................................   47


     IN THIS PROSPECTUS, THE TERMS "OUR," "WE," "US," "WASTE MANAGEMENT," AND SIMILAR TERMS REFER TO WASTE MANAGEMENT, INC. AND INCLUDE ALL OF OUR CONSOLIDATED SUBSIDIARIES UNLESS THE CONTEXT REQUIRES OTHERWISE. WHEN WE USE "WASTE MANAGEMENT HOLDINGS" OR "GUARANTOR," WE ARE REFERRING TO OUR WHOLLY-OWNED SUBSIDIARY AND THE GUARANTOR OF THE OUTSTANDING NOTES AND THE EXCHANGE NOTES, WASTE MANAGEMENT HOLDINGS, INC. FINALLY, THE TERM "YOU" REFERS TO A HOLDER OF THE OUTSTANDING NOTES OR THE EXCHANGE NOTES.

                         WHERE TO FIND MORE INFORMATION

     We are subject to the information requirements of the Securities Exchange Act of 1934, and in accordance therewith file reports, proxy and information statements and other information with the Securities and Exchange Commission. You can inspect and copy these reports, proxy and information statements and other information at:

     - the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington DC 20549, and

     - the regional offices of the Commission located at:

        - 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and

        - 233 Broadway, New York, New York 10279.

     You also can obtain copies of these materials from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, DC 20549 at prescribed rates. You may obtain information regarding the operation of the public reference facilities by calling the Commission at 1-800-SEC-0330. You can obtain electronic filings made through the Electronic Data Gathering, Analysis and Retrieval System at the Commission's web site, http://www.sec.gov.

     In addition, you can inspect material filed by us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which shares of our common stock are listed.

                           INCORPORATION BY REFERENCE

     We are incorporating by reference in this Prospectus some information we file with the Commission, which means that we are disclosing important information to you by referring you to those documents. Specifically, we incorporate by reference the documents set forth below that we have previously filed with the Commission:

COMMISSION FILINGS (FILE NO. 1-12154)                         PERIOD/DATE
-------------------------------------                         -----------
Annual Report on Form 10-K                        Year ended December 31, 2001
Quarterly Reports on Form 10-Q                    Quarters ended March 31, 2002, June
                                                  30, 2002 and September 30, 2002
Current Reports on Form 8-K                       March 22, 2002 and August 13, 2002


     The documents we have filed with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the offering made by this Prospectus are also incorporated by reference into this Prospectus (other than Current Reports furnished under Item 9 of Form 8-K).


     This Prospectus, which is a part of the exchange offer registration statement, does not contain all of the information found in the exchange offer registration statement. You should refer to the registration statement, including its exhibits and schedules, for further information.

     You may request a copy of this information, the exchange offer registration statement and the Commission filings at no cost, by writing or telephoning us at the following address:

                             Waste Management, Inc.
                         1001 Fannin Street, Suite 4000
                              Houston, Texas 77002
                                 (713) 512-6200
                           Attn: Corporate Secretary


     TO INSURE TIMELY DELIVERY, YOU SHOULD REQUEST THE DOCUMENTS AND INFORMATION NO LATER THAN DECEMBER 15, 2002.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this Prospectus. You should read the entire Prospectus, including the financial data and related notes and the information incorporated by reference into this Prospectus, before making an investment decision.

THE COMPANY

     Waste Management is its industry's leading provider of integrated waste services in North America. Through our subsidiaries, we provide collection, transfer, recycling and resource recovery, and disposal services. We are also a leading developer, operator and owner of waste-to-energy facilities in the United States. Our customers include commercial, industrial, municipal and residential customers, other waste management companies, governmental entities and independent power market participants.


     Our collection services involve picking up and transporting waste from where it was generated to a disposal site. We also operate transfer stations, which are facilities located near residential and commercial collection routes where collection trucks take the solid waste that has been collected. The solid waste is then transferred via transfer trucks or rail to disposal sites. These disposal sites include landfills, which are the main depository for solid waste in North America, as well as waste-to-energy facilities. As of December 31, 2001, we owned or operated 297 solid waste landfills, five hazardous waste landfills and 16 waste-to-energy facilities. The solid waste landfills are where non-hazardous waste is deposited. We use state-of-the-art liners, leachate collection, ground water monitoring and gas control systems at our landfills to ensure a pristine environment. All of our landfills are designed and operated under highly regulated and prescribed procedures. Our hazardous waste landfills are secure sites that have been permitted by the federal government. Generally, only hazardous waste in a stable, solid form can be deposited into our hazardous waste landfills. However, hazardous waste can sometimes be treated before disposal. We operate a hazardous waste facility where we isolate treated hazardous wastes in liquid form by injection into deep wells that have been drilled into rock formations far below the base of fresh water to a point that is separated by other geological confining layers. Our waste-to-energy facilities are where solid waste is burned to produce steam that is used to generate electricity. In addition to disposing of waste, we offer recycling services, which involve the removal of reusable materials from the waste stream for processing or resale.


     We also operate methane gas recovery projects at some of our landfills, where we collect the methane gas that is generated at the landfill by decomposing waste and process it for sale to be used primarily to fuel power electricity generators. We also rent and service portable toilet facilities, provide street sweeping services, and provide full service waste services at customers' industrial plants, known as "in-plant services." Finally, we own and operate independent power production plants that cogenerate electricity for sale to customers.

     Our total revenues were $13.1 billion, $12.5 billion and $11.3 billion for the years ended December 31, 1999, 2000 and 2001, respectively. Our net (loss) income for the years ended December 31, 1999, 2000 and 2001 was $(398) million, $(97) million and $503 million, respectively. Our revenues and net income for the nine months ended September 30, 2002 were $8.3 billion and $586 million, respectively.

     In the past, our primary growth strategy was to purchase revenue through acquisitions. However, we are now working on becoming a company of operational excellence by focusing on our new business strategy. This strategy is designed to emphasize internal growth and enable us to meet our continuing objective of operational excellence. The key points to our strategy include:

     Local Market Business Integration. We are creating integrated local business strategies for all of our lines of operations, including collection, disposal (including waste-to-energy plants), transfer and recycling, with the goal of improving the utilization of our asset base;

     Service Excellence. We are designing and implementing new procedures to better meet our customers' requirements;

     Procurement. We are implementing a procurement and sourcing process that will leverage our size and total purchasing ability to realize savings and discounts through consolidation and reduction of the number of suppliers we use;

     Information Technology. We are continuing to improve system processes and capabilities needed to transition our entire company to our business model of operational excellence;

     People Performance Management. We are aligning our incentive compensation with our strategies and guiding changes in our corporate culture;

     Safety, Ethics and Compliance. We are committed to providing a safe workplace for all employees and are creating a compliance culture in which abidance with laws and regulations and focus on integrity are the key factors;

     Price/Revenue Management. We are improving our pricing analysis capabilities and developing and implementing new revenue management systems;

     Sales Force Effectiveness. We are providing tools, leadership and incentives throughout our company that are designed to enable our sales force to improve its effectiveness and increase revenue; and

     Financing. We are utilizing a significant portion of our free cash flow to repurchase common stock as a means of enhancing stockholder value.


     In March 2002, we announced our plan to adopt a new organizational structure to support our business strategy. The new structure is designed to make us more market-based and customer driven, thereby aligning our organizational structure with our strategy. The new structure aligns the decision-making, staff support and operations of the field with metropolitan statistical areas that closely parallel the generation, transport and movement of solid waste in the United States. We believe that our new structure will improve our business by optimizing our resources, assets and people to lower our cost structure.



     We recorded $1 million and $38 million of pre-tax charges for costs associated with the implementation of the new structure for the three and nine months ended September 30, 2002, respectively. These charges include $36 million for employee severance and benefit costs and $2 million related to abandoned operating lease agreements. We expect to incur approximately $3 million of additional restructuring expenses in the last quarter of 2002 primarily related to the relocation of employees and the consolidation of facilities to support the new organizational structure.


                         SUMMARY OF THE EXCHANGE OFFER

     On May 24, 2002, we completed the private offering of the outstanding notes, consisting of $500 million principal amount of 7 3/4% Senior Notes due 2032.

     We and the guarantor executed a registration rights agreement with the initial purchasers in the private offering of the outstanding notes in which we and the guarantor agreed to deliver to you this Prospectus and agreed to:

     - file an exchange offer registration statement with the Commission within 90 days after May 24, 2002;

     - have the exchange offer registration statement declared effective by the Commission within 180 days after May 24, 2002; and

     - consummate the exchange offer within 230 days after May 24, 2002.

     You are entitled to exchange in the exchange offer your outstanding notes for exchange notes which are identical in all material respects to the outstanding notes except that:

     - the exchange notes have been registered under the Securities Act and are freely tradeable if the conditions in "Resales of Exchange Notes," below, have been met; and

     - certain contingent interest rate provisions that require us to pay increased interest rates if we don't meet our obligations under the registration rights agreement that are described above will no longer applicable.

     We summarize the terms of the exchange offer below. You should read the discussion under the heading "The Exchange Offer" for further information regarding the exchange offer and the exchange notes.

The Exchange Offer............   We are offering to exchange the aggregate
                                 principal amount of exchange notes for the identical aggregate principal amount of outstanding notes. The outstanding notes may be exchanged only in amounts which are equal to whole multiples of $1,000.

Resales of Exchange Notes.....   Based on Commission no-action letters, we
                                 believe that after the exchange offer you may offer and sell the exchange notes without registration under the Securities Act so long as:

                                 - You acquire the exchange notes in the
                                   ordinary course of business.

                                 - When the exchange offer begins you do not
                                   have an arrangement with another person to participate in a distribution of the exchange notes.

                                 - You are not engaged in a distribution of, nor
                                   do you intend to distribute, the exchange notes.

                                 When you tender the outstanding notes, we will ask you to represent to us, among other things, that:

                                 - You are not an affiliate of Waste Management.
                                   "Affiliate" in this instance has the meaning set forth in Rule 405 of the Securities Act.

                                 - You will acquire the exchange notes in the
                                   ordinary course of business.

                                 - When the exchange offer begins you are not
                                   engaged in, nor do you have plans with
                                   another person to be engaged in, a
                                   distribution of the exchange notes.

                                 If you are unable to make these
                                 representations, you will be required to comply with the registration and Prospectus delivery requirements under the Securities Act in connection with any resale transaction.

                                 If you are a broker-dealer and receive exchange notes for your own account, you must represent that those outstanding notes were acquired as a result of market-making or other trading activities and you must acknowledge that you will deliver a Prospectus if you resell the exchange notes. By acknowledging your intent and delivering a Prospectus you will not be deemed to admit that you are an "underwriter" as defined under the Securities Act. You may use this Prospectus as it is amended from time to time when you resell exchange notes which were acquired from market-making or trading activities. For a year after the expiration date we will make this Prospectus available to any broker-dealer in connection with such a resale. See "Plan of Distribution."

Consequences of Failure to
Exchange Notes................   If you do not exchange your outstanding notes
                                 during the exchange offer you will no longer be entitled to registration rights. You will not be able to offer or sell the outstanding notes unless they are later registered, sold pursuant to an exemption from registration or sold in a transaction not subject to the Securities Act or state securities laws. Other than in connection with the exchange offer, we are not obligated to, nor do we currently anticipate that we will register the outstanding notes under the Securities Act. See "The Exchange
                                 Offer -- Consequences of Failure to Exchange."


Expiration Date...............   Unless terminated sooner, the exchange offer
                                 will expire at 5:00 p.m., New York City time, on January 3, 2003, or such later date and time to which we extend it, referred to as the "expiration date."


Conditions to the Exchange
Offer.........................   We will not be required to accept outstanding
                                 notes for exchange if the exchange offer would violate applicable law or if any legal action has been instituted or threatened that would impair our ability to proceed with the exchange offer. No minimum principal amount of outstanding notes must be tendered to complete the exchange offer. However, the exchange offer is subject to certain customary conditions which we may waive. See "The Exchange
                                 Offer -- Conditions."

Procedures for Tendering
Outstanding Notes.............   If you wish to participate in the exchange
                                 offer, you must complete, sign and date the accompanying letter of transmittal or a facsimile copy and mail or deliver it to the exchange agent along with any other necessary documentation. Instructions and the address of the exchange agent are on the letter of transmittal and in this Prospectus. In the alternative, if your outstanding notes are held through The Depository Trust Company (the
                                 "DTC") and you wish to participate in the exchange offer, you may do so through the automated tender offer program of DTC. If you tender under this program you will agree to be bound by the letter of transmittal that we are providing with this Prospectus as though you had signed the letter of transmittal. By signing or agreeing to be bound by the letter of transmittal, you will represent to us, among other things, the applicable matters described above in "-- Resales of Exchange Notes." See
                                 "The Exchange Offer -- Procedures for
                                 Tendering" and "-- Exchange Agent."

Guaranteed Delivery
Procedures....................   If you cannot tender the outstanding notes,
                                 complete the letter of transmittal or provide the necessary documentation prior to the termination of the exchange offer, you may tender your outstanding notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Guaranteed Delivery
                                 Procedures."

Special Procedures for
Beneficial Owners.............   If you are a beneficial owner of outstanding
                                 notes which are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Withdrawal Rights.............   You may withdraw outstanding notes that have
                                 been tendered at any time prior to the
                                 expiration date by sending a written or
                                 facsimile withdrawal notice to the Exchange
                                 Agent.

Acceptance of Outstanding
Notes and Delivery of Exchange
Notes.........................   All outstanding notes properly tendered to the
                                 Exchange Agent and not withdrawn by the
                                 expiration date will be accepted for exchange.
                                 The exchange notes will be delivered promptly after the expiration date. See "The Exchange
                                 Offer -- Acceptance of Notes for Exchange;
                                 Delivery of Exchange Notes."

U.S. Federal Income Tax
Consequences..................   The exchange of outstanding notes for exchange
                                 notes will not be a taxable event for U.S.
                                 federal income tax purposes. See "United States
                                 Federal Income Tax Consequences for Non-U.S.
                                 Holders."

                     SUMMARY OF TERMS OF THE EXCHANGE NOTES

Issuer........................   Waste Management, Inc.

Notes Offered.................   $500 million principal amount of 7 3/4% Senior
                                 Notes due 2032.

Maturity......................   May 15, 2032.


Interest Payment Dates........   Interest on all exchange notes will be paid
                                 semi-annually in cash in arrears on May 15 and November 15 of each year, commencing May 15, 2003.


Optional Redemption...........   The exchange notes will be redeemable at our
                                 option. The exchange notes may be redeemed in whole or in part, at any time or from time to time, on not less than 30 days' notice, at the make-whole price as defined under "Description of the Exchange Notes -- Optional Redemption."


Ranking.......................   The outstanding notes are, and the exchange
                                 notes will be, our general unsecured senior obligations and will rank equal in right of payment to all of our other existing and future senior and unsecured indebtedness, including debt under our credit facilities. However, the exchange notes will be structurally subordinated to the indebtedness of all of our subsidiaries other than Waste Management
                                 Holdings. The amount of that debt as of
                                 September 30, 2002 was approximately $1.6 billion. The indenture does not limit the amount of senior debt we can issue, nor does it limit the amount of debt that can be issued by our subsidiaries. See "Description of Exchange
                                 Notes -- Ranking."


Subsidiary Guarantee..........   The outstanding notes are, and the exchange
                                 notes will be, guaranteed by our wholly-owned subsidiary, Waste Management Holdings, on a full and unconditional basis. The subsidiary guarantee will be unsecured senior indebtedness of Waste Management Holdings, will be equal in right of payment to all senior and unsecured indebtedness of Waste Management Holdings and will also be structurally subordinated to our non-guarantor subsidiaries' indebtedness. See
                                 "Description of Exchange Notes -- Subsidiary
                                 Guarantee."

Covenants.....................   We issued the outstanding notes, and will issue
                                 the exchange notes, under an indenture with JPMorgan Chase Bank, the trustee. The indenture, among other things, restricts our ability and the ability of our subsidiaries to:

                                 - create liens securing indebtedness; and

                                 - engage in sale and leaseback transactions.

                                 However, the indenture does not limit the amount of indebtedness that we or our subsidiaries can incur. For more details, see "Description of Exchange Notes -- Certain Covenants."

Use of Proceeds...............   We will not receive any cash proceeds from the
                                 issuance of the exchange notes.

     The exchange notes will be registered securities but will also be new securities for which there will not initially be a market. Accordingly, we cannot assure you whether a market for the exchange notes will develop or as to the liquidity of any such market. We do not intend to apply for a listing of the exchange notes on any securities exchange or automated dealer quotation system. The initial purchasers in the private offering of the outstanding notes have advised us that they intend to make a market in the exchange notes. However, they are not required to do so, and any market-making activities with respect to the exchange notes may be discontinued without notice.

                               THE EXCHANGE AGENT

     We have appointed JPMorgan Chase Bank as Exchange Agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this Prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

           For delivery by mail, overnight delivery or hand delivery:

                              JPMorgan Chase Bank

                             700 Lavaca, 5th floor


                              Austin, Texas 78701


                          Attention: Mr. Cary Gilliam



                            Telephone (512) 479-2575


          By facsimile transmission (for eligible institutions only):


                                 (512) 479-2553


                          Attention: Mr. Cary Gilliam


                              To confirm receipt:

                                 (512) 479-2575

                 HISTORICAL AND SELECTED FINANCIAL INFORMATION

     The following selected consolidated financial information as of December 31, 1997, 1998, 1999, 2000 and 2001, and for each of the years in the five year period ended December 31, 2001, has been derived from Waste Management's audited consolidated financial statements incorporated by reference herein. This information should be read in conjunction with such consolidated financial statements and related notes thereto. The following selected historical financial information as of and for the nine months ended September 30, 2001 and 2002 has been derived from Waste Management's unaudited historical financial statements and reflects all adjustments management considers necessary for a fair presentation of the financial position and results of operations for these periods. The results of operations for the nine months ended September 30, 2002 are not necessarily indicative of the results that may be expected for the full year.

                                                                                            NINE MONTHS
                                                                                               ENDED
                                                   YEARS ENDED DECEMBER 31,                SEPTEMBER 30,
                                        -----------------------------------------------   ---------------
                                         1997      1998      1999      2000      2001      2001     2002
                                        -------   -------   -------   -------   -------   ------   ------
                                                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Operating revenues....................  $11,972   $12,626   $13,127   $12,492   $11,322   $8,531   $8,330
                                        -------   -------   -------   -------   -------   ------   ------
Costs and expenses:
  Operating (exclusive of depreciation
    and amortization shown below).....    7,482     7,283     8,269     7,538     6,666    5,071    5,000
  Selling, general and
    administrative....................    1,438     1,333     1,920     1,738     1,622    1,170    1,122
  Depreciation and amortization.......    1,392     1,499     1,614     1,429     1,371    1,028      918
  Merger, acquisition and
    restructuring related costs.......      113     1,807        45        --        --       --       38
  Asset impairments and unusual
    items.............................    1,771       864       739       749       380      362       (9)
Loss from continuing operations held
  for sale, net of minority
  interest............................       10        --        --        --        --       --       --
                                        -------   -------   -------   -------   -------   ------   ------
                                         12,206    12,786    12,587    11,454    10,039    7,631    7,069
                                        -------   -------   -------   -------   -------   ------   ------
Income (loss) from operations.........     (234)     (160)      540     1,038     1,283      900    1,261
                                        -------   -------   -------   -------   -------   ------   ------
Other income (expense):
  Interest expense....................     (556)     (682)     (770)     (748)     (541)    (425)    (350)
  Interest income.....................       45        27        38        31        37       34       14
  Minority interest...................      (45)      (24)      (24)      (23)       (5)      (3)      (4)
  Other income, net...................      127       139        53        23        13        9        4
                                        -------   -------   -------   -------   -------   ------   ------
                                           (429)     (540)     (703)     (717)     (496)    (385)    (336)
                                        -------   -------   -------   -------   -------   ------   ------
Income (loss) from continuing
  operations before income taxes......     (663)     (700)     (163)      321       787      515      925
Provision for income taxes............      363        67       232       418       284      170      340
                                        -------   -------   -------   -------   -------   ------   ------
Income (loss) from continuing
  operations..........................   (1,026)     (767)     (395)      (97)      503      345      585
Income from discontinued operations...       96        --        --        --        --
Extraordinary item....................       (7)       (4)       (3)       --        (2)      (2)      (1)
Accounting change.....................       (2)       --        --        --         2        2        2
                                        -------   -------   -------   -------   -------   ------   ------
Net income (loss).....................  $  (939)  $  (771)  $  (398)  $   (97)  $   503   $  345   $  586
                                        =======   =======   =======   =======   =======   ======   ======

                                                                                            NINE MONTHS
                                                                                               ENDED
                                                   YEARS ENDED DECEMBER 31,                SEPTEMBER 30,
                                        -----------------------------------------------   ---------------
                                         1997      1998      1999      2000      2001      2001     2002
                                        -------   -------   -------   -------   -------   ------   ------
                                                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Basic earnings (loss) per common
  share:
  Continuing operations...............  $ (1.84)  $ (1.31)  $ (0.64)  $ (0.16)  $  0.80   $ 0.55   $ 0.95
  Discontinued operations.............     0.17        --        --        --        --       --       --
  Extraordinary item..................    (0.01)    (0.01)    (0.01)       --        --       --       --
  Accounting change...................       --        --        --        --        --       --       --
                                        -------   -------   -------   -------   -------   ------   ------
  Net income (loss)...................  $ (1.68)  $ (1.32)  $ (0.65)  $ (0.16)  $  0.80   $ 0.55   $ 0.95
                                        =======   =======   =======   =======   =======   ======   ======
Diluted earnings (loss) per common
  share:
  Continuing operations...............  $ (1.84)  $ (1.31)  $ (0.64)  $ (0.16)  $  0.80   $ 0.55   $ 0.94
  Discontinued operations.............     0.17        --        --        --        --       --
  Extraordinary item..................    (0.01)    (0.01)    (0.01)       --        --       --       --
  Accounting change...................       --        --        --        --        --       --       --
                                        -------   -------   -------   -------   -------   ------   ------
  Net income (loss)...................  $ (1.68)  $ (1.32)  $ (0.65)  $ (0.16)  $  0.80   $ 0.55   $ 0.94
                                        =======   =======   =======   =======   =======   ======   ======
Cash dividends per common share.......  $  0.56   $  0.16   $  0.01   $  0.01   $  0.01   $ 0.01   $ 0.01
                                        =======   =======   =======   =======   =======   ======   ======
BALANCE SHEET DATA (AT END OF PERIOD):
Working capital (deficit).............  $(1,967)  $  (412)  $(1,269)  $  (582)  $  (597)  $ (638)  $ (556)
Intangible assets, net................    4,848     6,250     5,356     5,193     5,121    5,141    5,156
Total assets..........................   20,156    22,882    22,681    18,565    19,490   18,880   19,989
Long-term debt, including current
  portion.............................    9,480    11,732    11,498     8,485     8,224    7,942    8,526
Stockholders' equity..................    3,855     4,372     4,402     4,801     5,392    5,207    5,410

                                  RISK FACTORS

     In addition to the information set forth in this Prospectus, you should carefully consider the risks described below before deciding whether to participate in the exchange offer. The following risks include all of the risks which we believe to be material at the current time. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

      RISKS RELATING TO THE EXCHANGE OFFER AND HOLDING THE EXCHANGE NOTES

THE NOTES WILL NOT BE GUARANTEED BY OUR OPERATING SUBSIDIARIES

     As a holding company, we conduct our operations through our subsidiaries, and our only significant assets are the capital stock of our subsidiaries. Accordingly, our ability to meet our cash obligations, including our obligations under the exchange notes, depends in part upon the ability of our subsidiaries to make cash distributions to us. None of our subsidiaries other than Waste Management Holdings (which is not an operating subsidiary) will guarantee the exchange notes. This means that the exchange notes will be subordinated in right of payment to the claims of creditors of all of our operating subsidiaries. Additionally, any of our subsidiaries' declaration of bankruptcy, liquidation or reorganization could adversely affect their ability to make cash distributions to us. The ability of our subsidiaries to make distributions to us is also, and will continue to be, restricted by, among other limitations, applicable provisions of the laws of national or state governments and contractual provisions. Any inability to pay amounts to us, whether by reason of financial difficulties or other restrictions, could have a material adverse effect on our ability to service and repay our debt, including the exchange notes.

WE HAVE SUBSTANTIAL INDEBTEDNESS


     We have substantial indebtedness. At September 30, 2002, our ratio of total debt to total capitalization was approximately 61%. Our total consolidated indebtedness as of September 30, 2002 was approximately $8.5 billion, of which approximately $1.6 billion is senior to, or effectively senior to, the exchange notes. Our annual debt service obligations vary due to differing maturities on all of our debt instruments; however, our total interest expense for the twelve months ended September 30, 2002 was approximately $466 million. A 1% increase in interest rates would increase our forecasted interest expense for 2002 by approximately 5.5%, or $26 million. Such an increase would cause our coverage ratio, which is one of our debt covenants and is calculated as consolidated net income plus interest and income taxes over interest expense, to decrease from
3.44 to 1 to 3.27 to 1 as of September 30, 2002. Although such an interest rate increase would also affect our other debt covenants, we would still be in compliance with all of these covenants, including the coverage ratio covenant. However, any more substantial increases in interest rates could affect our compliance with our debt covenants, liquidity and ability to service our debt, including making payments on the exchange notes.


     The degree to which we are leveraged could adversely affect our ability to obtain additional financing and could make us more vulnerable to industry downturns or competitive pressures, all of which could adversely affect our ability to meet our debt service obligations, including payments on the exchange notes. Additionally, the indenture does not limit the amount of future indebtedness that we can create, incur, assume or guarantee. The incurrence of additional debt would exacerbate any risks associated with our liquidity.

FRAUDULENT TRANSFER STATUTES MAY LIMIT YOUR RIGHTS UNDER THE GUARANTEE OF THE NOTES

     Waste Management Holdings' guarantee of the exchange notes may be subject to review under various laws for the protection of creditors. It is possible that the creditors of Waste Management Holdings may challenge the guarantee as a fraudulent transfer under relevant federal and state laws. Under certain circumstances, including a finding that Waste Management Holdings was insolvent at the time it issued the guarantee, a court could hold that the obligations of Waste Management Holdings under the guarantee may be voided or are subordinate to other obligations of Waste Management Holdings. It could also find that the amount for which Waste Management Holdings is liable under its guarantee of the exchange notes is limited. If a court determined that Waste Management Holdings was insolvent on the date the guarantee was issued or that the guarantee constituted a fraudulent transfer on another ground, the claims of creditors of Waste Management Holdings would effectively have priority with respect to Waste Management Holdings' assets and earnings over the claims of our creditors, including the holders of the exchange notes.

YOU MAY NOT BE ABLE TO SELL YOUR EXCHANGE NOTES

     The exchange notes are a new issue of securities for which there is currently no trading market. We do not intend to apply for listing of the exchange notes on any securities exchange or automated dealer quotation system. If an active market for the exchange notes fails to develop or be sustained, the trading price of the exchange notes could fall. Even if an active trading market were to develop, the exchange notes could trade at lower than their initial offering price. Whether or not the exchange notes trade at lower prices depends on many factors, including:

     - prevailing interest rates;

     - the markets for similar securities;

     - general economic conditions; and

     - our financial condition, historical financial performance and future prospects.

                         RISKS RELATING TO OUR BUSINESS

WE COULD BE LIABLE FOR ENVIRONMENTAL DAMAGES RESULTING FROM OUR OPERATIONS

     We could be liable if our operations cause environmental damage to our properties or to nearby landowners, particularly as a result of the contamination of drinking water sources or soil. Under current law, we could even be held liable for damage caused by conditions that existed before we acquired the assets or operations involved. Also, we could be liable if we arrange for the transportation, disposal or treatment of hazardous substances that cause environmental contamination, or if a predecessor owner made such arrangements and under applicable law we are treated as a successor to the prior owner. Any substantial liability for environmental damage could have a material adverse effect on our financial condition, results of operations and cash flows.

     In the ordinary course of our business, we have in the past, and may in the future, become involved in a variety of legal and administrative proceedings relating to land use and environmental laws and regulations. These include proceedings in which:

     - agencies of federal, state, local or foreign governments seek to impose liability on us under applicable statutes, sometimes involving civil or criminal penalties for violations, or to revoke or deny renewal of a permit we need; and

     - citizen groups, adjacent landowners or governmental agencies oppose the issuance of a permit or approval we need, allege violations of the permits under which we operate or laws or regulations to which we are subject, or seek to impose liability on us for environmental damage.

     The adverse outcome of one or more of these proceedings could result in, among other things, material increases in our liabilities.

     From time to time, we have received citations or notices from governmental authorities that our operations are not in compliance with our permits or certain applicable environmental or land use laws and regulations. In the future we may receive additional citations or notices. We generally seek to work with the authorities to resolve the issues raised by such citations or notices. If we are not successful in such resolutions, we may incur fines, penalties or other sanctions that could result in material unanticipated costs or liabilities.

     Our insurance for environmental liability meets or exceeds statutory requirements. However, because we believe that the cost for such insurance is high relative to the coverage it would provide, our coverages are generally maintained at statutorily required levels. We face the risk of incurring liabilities for environmental damage if our insurance coverage is ultimately inadequate to cover those damages.

     In addition, to fulfill our financial assurance obligations with respect to environmental closure and post-closure liabilities, we generally obtain letters of credit or surety bonds, or rely on insurance, including captive insurance. We currently have in place all necessary financial assurance instruments, and we do not anticipate any difficulties obtaining financial assurance instruments in the future. However, in the event we are unable to obtain sufficient surety bonding, letters of credit or third-party insurance coverage at reasonable cost, or one or more states cease to view captive insurance as adequate coverage, we would need to rely on other forms of financial assurance. These types of financial assurance could be more expensive to obtain, which could negatively impact our liquidity and capital resources and our ability to meet our obligations under the notes.

GOVERNMENTAL REGULATIONS MAY RESTRICT OUR OPERATIONS OR INCREASE OUR COSTS OF OPERATIONS

     Stringent government regulations at the federal, state and local level in the United States and Canada have a substantial impact on our business. A large number of complex laws, rules, orders and interpretations govern environmental protection, health, safety, land use, zoning, transportation and related matters. Among other things, they may restrict our operations and adversely affect our financial condition, results of operations and cash flows by imposing conditions such as:

     - limitations on the siting and construction of new waste disposal, transfer or processing facilities or the expansion of existing facilities;

     - limitations and regulations on collection and disposal prices, rates and volumes;

     - limitations or bans on disposal or transportation of out-of-state waste or certain categories of waste; or

     - mandates regarding the disposal of solid waste.

     Regulations also affect the siting, design and closure of landfills and could require us to undertake investigatory or remedial activities, curtail operations or close a landfill temporarily or permanently. Future changes in these regulations may require us to modify, supplement or replace equipment or facilities. The costs of complying with these regulations could be substantial.

     In order to develop, expand or operate a landfill or other waste management facility, we must have various facility permits and other governmental approvals, including those relating to zoning, environmental protection and land use.

OUR ACCOUNTING POLICIES CONCERNING UNAMORTIZED CAPITALIZED EXPENDITURES COULD RESULT IN A MATERIAL CHARGE AGAINST OUR EARNINGS

     In accordance with generally accepted accounting principles, we capitalize certain expenditures and advances relating to acquisitions, pending acquisitions, and disposal site development and expansion projects. We expense indirect acquisition costs, such as executive salaries, general corporate overhead, public affairs and other corporate services, as incurred. Our policy is to charge against earnings any unamortized capitalized expenditures and advances relating to any facility or operation that is permanently shut down and determined to be impaired, any pending acquisition that is not consummated and any disposal site development or expansion project that is not completed and determined to be impaired. The charge against earnings is reduced by any portion of the capitalized expenditure and advances that we estimate will be recoverable, through sale or otherwise. In future periods, we may be required to incur charges against earnings in accordance with our policy. Depending on the magnitude, any such charges could have a material adverse effect on our results of operations and possibly our financial covenants, which could negatively affect our liquidity.

THE DEVELOPMENT AND ACCEPTANCE OF ALTERNATIVES TO LANDFILL DISPOSAL AND WASTE-TO-ENERGY FACILITIES COULD REDUCE OUR ABILITY TO OPERATE AT FULL CAPACITY

     Our customers are increasingly using alternatives to landfill disposal, such as recycling and composting. In addition, state and local governments mandate recycling and waste reduction at the source and prohibit the disposal of certain types of wastes, such as yard wastes, at landfills or waste-to-energy facilities. Although such mandates can be a useful tool to protect our environment, these developments could reduce the volume of waste going to landfills and waste-to-energy facilities in certain areas, which may affect our ability to operate our landfills and waste-to-energy facilities at full capacity, as well as the prices that we can charge for landfill disposal and waste-to-energy services.

OUR BUSINESS IS SEASONAL IN NATURE AND OUR REVENUES AND RESULTS VARY FROM QUARTER TO QUARTER

     Our operating revenues are usually lower in the winter months, primarily because the volume of waste relating to construction and demolition activities usually increases in the spring and summer months, and the volume of industrial and residential waste in certain regions where we operate usually decreases during the winter months. Our first and fourth quarter results of operations typically reflect this seasonality. In addition, particularly harsh weather conditions may result in the temporary suspension of certain of our operations.

FLUCTUATIONS IN COMMODITY PRICES AFFECT OUR OPERATING REVENUES

     Our recycling operations process for sale certain recyclable materials, including papers, fibers, aluminum and glass, all of which are subject to significant price fluctuations. The majority of the recyclables that we process for sale are fibers, including old corrugated cardboard, or OCC, and old newsprint, or ONP. In the past two years, the year over year changes in the quarterly average market prices for OCC ranged from a decrease of as much as 63% to an increase of as much as 109%. The same comparisons for ONP have ranged from a decrease of as much as 46% to an increase of as much as 47%. These fluctuations can affect future operating income and cash flows; for example, our operating revenues for the year ended December 31, 2001 were approximately $161 million less than the corresponding prior period due to such declines.

     Additionally, there may be significant price fluctuations in the price of methane gas, electricity and other energy related products that are marketed and sold by our landfill gas recovery, waste-to-energy and independent power production plants operations. Our landfill gas recovery and waste-to-energy operations generally enter into long-term sales agreements. Therefore, market fluctuations do not have a significant effect on these operations. However, our independent power production plants' revenues can be effected; in the past two years, the year over year changes in the average quarterly electricity prices have ranged from increases of as much as 50% to decreases of as much as 44%. For the three and nine months ended September 30, 2002, our revenues decreased by $2 million and $35 million, respectively, due to lower electricity prices.

WE FACE UNCERTAINTIES RELATING TO PENDING LITIGATION AND INVESTIGATIONS

     On three different occasions during July and August 1999, we lowered our expected earnings per share for the three months ended June 30, 1999. More than 30 lawsuits that claim to be based on our 1999 announcements have been filed against us and some of our current and former officers and directors. These lawsuits, which have been consolidated into one action, assert various claims alleging we violated the anti-fraud provisions of the federal securities laws by making false or misleading statements or by not making statements that were necessary in order to not mislead investors. The plaintiffs also claim that certain of our current and former officers and directors sold their common stock during times when they knew the price of our common stock was artificially inflated by the alleged misstatements and omissions.

     On November 7, 2001, we announced that we had reached a settlement agreement with the plaintiffs in this case, resolving all claims against us as well as claims against our current and former officers and directors. The agreement provides for a payment of $457 million to members of the class and for us to consent to the certification of a class for the settlement of purchasers or acquirers of our securities from June 11, 1998 through November 9, 1999. Additionally, as part of the settlement agreement, at our 2002 annual meeting of stockholders, our stockholders approved an amendment to our certificate of incorporation so that all of our directors are elected annually. A hearing was held April 29, 2002 at which the settlement was approved. The settlement approval is still subject to any appeals that may be filed within thirty days of the approval becoming final. There is currently a motion to vacate pending before the court, and the appeal period will begin to run once that motion has been decided. If the motion to vacate is granted, or the plaintiff files an appeal, we may have to defend our self in further litigation. If the settlement is subsequently overturned or if the settlement agreement is terminated, depending on the outcome of later settlement negotiations or litigation, we may be obligated to pay more than under the current settlement agreement. Additionally, any further litigation or settlement negotiations could divert management's attention and also result in additional legal expenses.

     Other lawsuits relating to the facts described above, and the February 1998 restatements by Waste Management Holdings of its prior-period financial statements, including purported class actions, have been filed against Waste Management Holdings and us. These include lawsuits brought by individuals who purchased our stock or stock of Waste Management Holdings, sold businesses or assets to us or Waste Management Holdings, or held their stock allegedly in reliance on statements we made. For a more detailed discussion of our current litigation, see Note 8, "Commitments and Contingencies" to our Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the period ended September 30, 2002 incorporated by reference herein.

     We and some of our subsidiaries are also currently involved in other civil litigation and governmental proceedings relating to the conduct of our business. The timing of the final resolutions to these matters is uncertain. Additionally, the possible outcomes or resolutions to these matters could include judgments against us or settlements, either of which could require substantial payments by us, adversely affecting our liquidity and ability to meet our obligation under the notes.

INTENSE COMPETITION COULD REDUCE OUR PROFITABILITY

     We encounter intense competition from governmental, quasi-governmental and private sources in all aspects of our operations. In North America, the industry consists of several large national waste management companies, and local and regional companies of varying sizes and financial resources. We compete with these companies as well as with counties and municipalities that maintain their own waste collection and disposal operations. These counties and municipalities may have financial competitive advantages because tax revenues and tax-exempt financing are available to them. Also, such governmental units may attempt to impose flow control or other restrictions that would give them a competitive advantage. In addition, competitors may reduce their prices to expand sales volume or to win competitively bid municipal contracts.

EFFORTS BY LABOR UNIONS TO ORGANIZE OUR EMPLOYEES COULD DIVERT MANAGEMENT ATTENTION AND INCREASE OUR OPERATING EXPENSES

     Labor unions constantly make attempts to organize our employees, and these efforts will likely continue in the future. Certain groups of our employees have chosen to be represented by unions, and we have negotiated collective bargaining agreements with some of the groups. Additional groups of employees may seek union representation in the future and the negotiation of collective bargaining agreements could divert management attention and result in increased operating expenses and lower net income. If we are unable to negotiate acceptable collective bargaining agreements, we might have to wait through "cooling off" periods, which are often followed by union-initiated work stoppages, including strikes. Depending on the type and duration of such work stoppages, our operating expenses could increase significantly, which could adversely affect our financial condition, results of operations and cash flows.

FLUCTUATIONS IN FUEL COSTS COULD AFFECT OUR OPERATING EXPENSES AND RESULTS

     The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by OPEC and other oil and gas producers, war and unrest in oil producing countries, regional production patterns and environmental concerns. Fuel is needed to run our collection and transfer trucks, and any price escalations or reductions in the supply could increase our operating expenses and have a negative impact on our consolidated financial condition, results of operations and cash flows. We have implemented a fuel surcharge to partially offset increased fuel costs. However, we are not always able to pass through all of the increased fuel costs due to the terms of certain customers' contracts.

WE FACE RISKS RELATING TO GENERAL ECONOMIC CONDITIONS

     We face risks related to general economic and market conditions, including the potential impact of the status of the economy and interest rate fluctuations. We also face risks related to other adverse external economic conditions, such as the ability of our insurers to timely meet their commitments and the effect that significant claims or litigation against insurance companies may have on such ability. Any negative general economic conditions could materially adversely affect our financial condition, results of operation and cash flows.

WE MAY NEED ADDITIONAL CAPITAL


     We currently expect to meet our anticipated cash needs for capital expenditures, acquisitions and other cash expenditures with our cash flows from operations and, to the extent necessary, additional financings. However, we currently have a stock buy back program pursuant to which we anticipate buying back up to $1 billion of our common stock annually, we expect to pay $230 to $240 million (net of a tax benefit, insurance and related settlement costs) in settlement of the class action lawsuit in the first half of 2003 and have approximately $350 million of debt maturities remaining in the fourth quarter of 2002. If our cash flows from operations are less than is currently expected, or our capital expenditures increase, we may elect to incur even more indebtedness. However, there can be no assurances that we will be able to obtain additional financings on acceptable terms. In these circumstances, our strategy is to use our revolving credit facilities to meet our cash needs.


     Our credit facilities require us to comply with certain financial ratios. However, if our cash flows are less than expected, our capital requirements are more than expected or we incur additional indebtedness, we may not be in compliance with the ratios. This would result in a default under our credit facilities. If we were unable to obtain waivers or amendments to the credit facilities, the lenders could choose to declare all outstanding borrowings immediately due and payable, which we may not be able to pay in full. The default under or unavailability of our credit agreements could have a material adverse effect on our ability to meet our borrowing and bonding needs.

WE MAY ENCOUNTER DIFFICULTIES DEPLOYING OUR ENTERPRISE SOFTWARE

     We have recently deployed enterprise-wide software systems that replaced our previous financial, human resources and payroll systems and are in the process of deploying new revenue management and accounts receivable systems. These systems may contain errors or cause other problems that could adversely affect, or even temporarily disrupt, all or a portion of our operations until resolved.

                           FORWARD-LOOKING STATEMENTS

     When we make statements (i) containing projections about our accounting and finances, (ii) about our plans and objectives for the future, (iii) on our future economic performance, (iv) containing any other projections or estimates about our assumptions relating to the statements in clauses (i)-(iii), we are making forward-looking statements. This Prospectus, including the information incorporated by reference, contains forward-looking statements. These statements usually relate to future events and anticipated revenues, earnings or other aspects of our operations or operating results. We make these statements in an effort to keep stockholders and the public informed about our business, and have based them on our current expectations about future events. You should view such statements with caution. These statements are not guarantees of future performance or events. All phases of our business are subject to uncertainties, risks and other influences, many of which we have no control over. Any of these factors, either alone or taken together, could have a material adverse effect on us and could change whether any forward-looking statement ultimately turns out to be true. Additionally, we assume no obligation to update any forward-looking statements as a result of future events or developments.

     Outlined above under the caption "Risk Factors" are some of the risks that we face and that could affect our business and financial statements for 2002 and beyond. However, they are not the only risks that we face. There may be additional risks that we do not presently know of or that we currently believe are immaterial which could also impair our business. We do not intend to update the risk factors in this Prospectus unless the securities laws require us to do so.

                                USE OF PROCEEDS


     There will be no net proceeds payable to us from the issuance of the exchange notes. In consideration of issuing the exchange notes, we will receive a like principal amount of outstanding notes. The outstanding notes surrendered in exchange will be canceled and cannot be reissued. Therefore, the issuance of the exchange notes will not affect our capitalization. The net proceeds of approximately $500 million from the sale of the outstanding notes was used to repay in full approximately $300 million of our outstanding 6.625% Senior Notes due July 15, 2002 and the remaining amounts were used for general corporate purposes. Pending application, we temporarily invested the net proceeds in short-term investments.


                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our consolidated ratios of earnings to fixed charges for the periods shown:

    YEARS ENDED DECEMBER 31,           NINE MONTHS
--------------------------------   ENDED SEPTEMBER 30,
1997   1998   1999   2000   2001          2002
----   ----   ----   ----   ----   -------------------
N/A(1) N/A(2) N/A(3) 1.4x   2.2x           3.2x

---------------

(1) Earnings were insufficient to fund fixed charges in 1997. Additional earnings of $660.4 million were necessary to cover fixed charges for this period. The earnings available for fixed charges were negatively impacted by merger costs of $112.7 million (primarily related to the United Waste Systems, Inc. merger in August 1997), and asset impairments and unusual items of $1.8 billion. The asset impairment and unusual items of $1.8 billion primarily related to a comprehensive review performed by Waste Management Holdings of its operating assets and investments.

(2) Earnings were insufficient to fund fixed charges in 1998. Additional earnings of $720.4 million were necessary to cover fixed charges for this period. The earnings available for fixed charges were negatively impacted by merger costs of $1.8 billion and unusual items of $864.1 million related primarily to the mergers between Waste Management and Waste Management Holdings in July 1998, and Waste Management and Eastern Environmental Services, Inc. in December 1998.

(3) Earnings were insufficient to fund fixed charges in 1999. Additional earnings available for fixed charges of $172.8 million were needed to cover fixed charges for this period. The earnings available for fixed charges were negatively impacted by merger costs of $44.6 million primarily related to the merger between Waste Management and Waste Management Holdings during July 1998 and asset impairments and unusual items of $738.8 million primarily related to losses on businesses sold and held-for-sale adjustments for businesses to be sold and, to a lesser extent, asset impairments related to landfill sites and other operating assets due to abandonment and closures of facilities, denials of permits, regulatory problems and a more stringent criteria used by Waste Management in determining the probability of landfill expansions.

     We computed our consolidated ratios of earnings to fixed charges by dividing earnings available for fixed charges by fixed charges. For this purpose, earnings available for fixed charges are the sum of income available for fixed charges before income taxes, undistributed earnings from affiliated companies' minority interests, cumulative effect of accounting changes, and fixed charges, excluding capitalized interest. Fixed charges are interest, whether expensed or capitalized, amortization of debt expense and discount on premium relating to indebtedness, and such portion of rental expense that can be demonstrated to be representative of the interest factor in the particular case.

                       DESCRIPTION OF THE EXCHANGE NOTES

     For purposes of this "Description of the Exchange Notes," the term "Senior Securities" means collectively the outstanding notes (the "Notes"), the exchange notes (the "Exchange Notes"), and all other senior debt securities of the Company issued under the indenture. In this description, the words "we," "our," and the "Company" refer only to Waste Management, Inc., but not to any of our subsidiaries, unless the context otherwise requires.

     We will issue the Exchange Notes under an indenture (the "Senior Indenture") dated as of September 10, 1997 between the Company and JPMorgan Chase Bank, as trustee (the "Trustee"). The Senior Indenture is an exhibit to the Registration Statement of which this Prospectus is a part. The terms of the Notes and the Exchange Notes include those stated in the Senior Indenture and those made part of the Senior Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes, together with the Exchange Notes issued in the exchange offer, will constitute a single class of senior debt securities under the Senior Indenture. Holders of Notes who do not exchange their Notes for Exchange Notes will vote together with the holders of the Exchange Notes for all relevant purposes under the Senior Indenture. In that regard, the Senior Indenture requires that certain actions by the holders under the Senior Indenture must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of all outstanding senior debt securities issued under the Senior Indenture or of a specified series of senior debt securities under the Senior Indenture. In determining whether holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the indenture, any Notes that remain outstanding after the exchange offer will be aggregated with the Exchange Notes, and the holders of the Notes and the Exchange Notes shall vote together as a single series for all such purposes. Accordingly, all references in this "Description of the Exchange Notes" to specified percentages in aggregate principal amount of the notes outstanding shall be deemed to mean, at any time after the exchange offer is consummated, such percentage in aggregate principal amount of the Notes and the Exchange Notes then outstanding.

     Anyone who receives this Prospectus may obtain a copy of the Senior Indenture and registration rights agreement without charge by writing to Waste Management, Inc., 1001 Fannin Street, Suite 4000, Houston, Texas 77002,
Attention: Corporate Secretary.

GENERAL

     The Exchange Notes:

     - will constitute a single series of Senior Securities with the Notes under the Senior Indenture;

     - will be our general unsecured senior obligations;

     - will rank equally with all of our other senior and unsecured obligations, including debt under our credit facilities; and

     - will be unconditionally guaranteed (the "Subsidiary Guarantee") by our subsidiary, Waste Management Holdings (the "Subsidiary Guarantor").

     We will issue the Exchange Notes under the Senior Indenture; the Exchange Notes will rank pari passu as to the right of payment of principal and any premium and interest with each other series issued thereunder and will rank senior to all series of subordinated securities issued and outstanding and that may be issued from time to time. The Exchange Notes will be our unsecured senior obligations. The Senior Indenture does not limit the amount of Senior Securities, debentures, notes or other types of indebtedness that may be issued by us or any of our subsidiaries nor does it restrict transactions between us and our affiliates or the payment of dividends or other distributions by us to our stockholders. The rights of our creditors, including holders of the Exchange Notes, will be limited to our assets and the Exchange Notes will not be an obligation of any of our subsidiaries (other than pursuant to the Subsidiary Guarantee). In addition, the Senior Indenture does not and the Exchange Notes will not contain any covenants or other provisions that are intended to afford holders of the Exchange Notes special protection in the event of either a change of control of the Company or a highly leveraged transaction by us.

     The Subsidiary Guarantee of the Exchange Notes:

     - will be a general, unsecured obligation of the Subsidiary Guarantor; and

     - will rank equally in right of payment with all existing and future senior and unsecured indebtedness of the Subsidiary Guarantor.

     We conduct our operations through our subsidiaries. Our operating subsidiaries will not guarantee the Exchange Notes (the Subsidiary Guarantor is not an operating subsidiary). Thus, in the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, it will pay the holders of its debts and its trade creditors before it will be able to distribute any of its assets to us.

     We will issue the Exchange Notes in the form of one or more global exchange notes, in registered form, without coupons, in denominations of $100,000 and integral multiples of $1,000 as described under "-- Book-Entry; Delivery; Form and Transfer." The global exchange notes will be registered in the name of a nominee of DTC. Each global exchange note (and any Exchange Note issued in exchange therefor) will be subject to certain restrictions on transfer set forth therein as described under "-- Book-Entry; Delivery; Form and Transfer -- Transfers of Interests in Global Exchange Notes for Certificated Exchange Notes." Except as set forth herein under "-- Book-Entry; Delivery; Form and Transfer -- Transfers of Interests in Global Exchange Notes for Certificated Exchange Notes," owners of beneficial interests in a global exchange note will not be entitled to have Exchange Notes registered in their names, will not receive or be entitled to receive physical delivery of any such Exchange Note and will not be considered the registered holder thereof under the Senior Indenture.

PRINCIPAL, MATURITY AND INTEREST

     We will issue the Exchange Notes in an aggregate principal amount of $500,000,000. We will issue the Exchange Notes only in fully registered form, without coupons, in denominations of $100,000 and integral multiples of $1,000 in excess thereof. There is no sinking fund applicable to the Exchange Notes.

     The Exchange Notes will mature on May 15, 2032.


     The Exchange Notes will bear interest at the rate per year set forth on the front cover of this Prospectus. Interest on Exchange Notes will be payable semi-annually in arrears on May 15 and November 15 of each year until maturity, commencing on May 15, 2003. We will make each interest payment to the persons in whose name the Exchange Notes are registered at the close of business on the April 30 and October 31 immediately preceding the relevant interest payment date. Interest on the Exchange Notes will accrue from and including the date of original issuance, or if interest has already been paid, from and including the date it was most recently paid to (but not including) each interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

EXCHANGE OFFER

     We entered into a registration rights agreement obligating us to use our best efforts to conduct an exchange offer to exchange the Notes for Exchange Notes registered under the Securities Act or have a shelf registration statement (the "Shelf Registration Statement") declared effective with respect to the Notes. See "-- Registration Rights." Upon the issuance of the Exchange Notes, if any, or the effectiveness of a Shelf Registration Statement, the Senior Indenture with respect to the Notes and the Subsidiary Guarantee will be subject to and governed by the Trust Indenture Act.

METHODS OF RECEIVING PAYMENTS ON THE EXCHANGE NOTES

     If a holder has given wire transfer instructions to us, we will pay all principal, interest and premium, if any, on those Exchange Notes in accordance with those instructions. All other payments on Exchange Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless we elect to make interest payments by check mailed to the holders at their addresses set forth in the register of holders.

REPLACEMENT OF SECURITIES

     We will replace any mutilated Exchange Note at the expense of the holder upon surrender of such Exchange Note to the Trustee. We will replace Exchange Notes that become destroyed, stolen or lost at the expense of the holder upon delivery to the Trustee of evidence of destruction, loss or theft thereof satisfactory to us and the Trustee. In the case of a destroyed, lost or stolen Exchange Note, an indemnity satisfactory to the Trustee and to us may be required at the expense of the holder of such Exchange Note before a replacement Exchange Note will be issued.

PAYING AGENT FOR THE NOTES

     Payment of principal of and any premium and interest on the Exchange Notes will be made at the office of a paying agent, as we may designate from time to time, except that at our option, payment of any interest may be made by check mailed on or before the due date to the address of the person entitled thereto as such address shall appear in the register of holders. We may at any time rescind the designation of any paying agent or approve a change in the office through which any paying agent acts. Payment of any installment of interest on an Exchange Note will be made to the person in whose name such Exchange Note is registered at the close of business on the regular record date, as described above under "-- Principal, Maturity and Interest."

     All monies paid by us to a paying agent for the payment of principal of and any premium or interest on any Exchange Note which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will (subject to applicable escheat laws) be repaid to us and the holder of such Exchange Note will thereafter look only to us for payment thereof.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange the Exchange Notes in accordance with the Senior Indenture. The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and we may require a holder to pay any taxes and fees required by law or permitted by the Senior Indenture. We are not required to transfer or exchange any Exchange Note for a period of 15 days before an election to redeem Exchange Notes. See
-- "Optional Redemption."

     The registered holder of an Exchange Note will be treated as the owner of it for all purposes.

SUBSIDIARY GUARANTEE


     The Subsidiary Guarantor will fully and unconditionally guarantee our obligations under the Exchange Notes on a senior basis. The Subsidiary Guarantee will be a general, unsecured obligation of the Subsidiary Guarantor and will rank equally in right of payment with all existing and future senior and unsecured indebtedness of the Subsidiary Guarantor. However, the guarantee may be subject to review under various laws for the protection of creditors. Creditors of the Subsidiary Guarantor could claim that the guarantee was incurred for our benefit (and only indirectly, if at all, for the benefit of the Subsidiary Guarantor) and therefore the obligations of the guarantor were incurred for less than reasonably equivalent value or fair consideration. Under certain circumstances, including a finding that the Subsidiary Guarantor was insolvent at the time it issued the guarantee, a court could hold that the obligations of the Subsidiary Guarantor under the guarantee may be voided or are subordinate to other obligations of the Subsidiary Guarantor. It could also find that the amount for which the Subsidiary Guarantor is liable under its guarantee of the exchange notes is limited.

     Different jurisdictions define "insolvency" differently. However, the Subsidiary Guarantor generally would be considered insolvent at the time it guaranteed the notes if (1) the fair market value (or fair saleable value) of its assets is less than the amount required to pay its total existing debts and liabilities (including the probable liability on contingent liabilities) as they become absolute or matured or (2) the Subsidiary Guarantor were incurring debts beyond its ability to pay as such debts mature.

     In an attempt to limit the applicability of fraudulent transfer laws, the Subsidiary Guarantee limits the amount of the guarantee to the amount that will result in the guarantee not constituting a fraudulent transfer or improper corporate distribution.

     The Subsidiary Guarantee will be released:

     - upon our consolidation or merger with or into the Subsidiary Guarantor;

     - upon payment in full of all principal, premium, if any, and interest on the Exchange Notes; or

     - upon the release of the Subsidiary Guarantor's guarantees under our credit facilities (or any replacement facility). Our credit facilities currently state that the Subsidiary Guarantor's guarantees under the credit facilities can only be released with the written consent of each of the banks that is a party thereto. However, the Subsidiary Guarantee provides that if that happens, the Subsidiary Guarantee will also be released.

RANKING

     As a holding company, we conduct our operations through our subsidiaries. Our only significant assets are the capital stock of our subsidiaries. Accordingly, our ability to meet our cash obligations depends in part upon the ability of our subsidiaries to make cash distributions to us. The ability of our subsidiaries to make distributions to us is, and will continue to be, restricted by, among other limitations, applicable provisions of the laws of national or state governments and contractual provisions. Our right to participate in the assets of any subsidiary (and thus the ability of holders of the Exchange Notes to benefit indirectly from such assets) is generally subject to the prior claims of creditors, including trade creditors, of that subsidiary, except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subject to any security interest of other creditors of such subsidiary. Therefore, except as described below, the Exchange Notes will be subordinated by operation of law to creditors, including trade creditors, of our subsidiaries with respect to the assets of the subsidiaries, against which these creditors have a claim.


     The Exchange Notes will be guaranteed by our subsidiary Waste Management Holdings. Our obligations under our credit facilities and our other senior indebtedness are also currently guaranteed by Waste Management Holdings. Similarly, we have guaranteed the outstanding senior indebtedness of Waste Management Holdings. Thus, the Exchange Notes will rank equally in right of payment with the senior indebtedness of Waste Management Holdings, the debt under our credit facilities and our other senior indebtedness. However, as described above, the Exchange Notes will be structurally subordinated to the claims of creditors of our subsidiaries, other than Waste Management Holdings.

     As of September 30, 2002, our subsidiaries (excluding Waste Management Holdings) had approximately $1.6 billion of indebtedness and Waste Management Holdings had approximately $2.4 billion of indebtedness (excluding guarantees of Waste Management senior debt), in each case excluding intercompany loans.


     Upon any release by the lenders under our credit facilities (or any replacement or new principal credit facility) of the Waste Management Holdings' guarantee, we and Waste Management Holdings will each be deemed automatically and unconditionally released and discharged from our respective obligations under the guarantees of each other's senior indebtedness. In such event, the claims of creditors of Waste Management Holdings will effectively have priority with respect to the assets and earnings of Waste Management Holdings over the claims of our creditors, including the holders of the Exchange Notes. See
"-- Subsidiary Guarantee."

OPTIONAL REDEMPTION

     The Exchange Notes will be redeemable at our option at any time and from time to time, in whole or in part, upon not less than 30 nor more than 60 days notice to each holder of Exchange Notes, at a redemption price equal to the greater of (1) 100% of the principal amount of the Exchange Notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield, plus 35 basis points, plus, in each case, accrued and unpaid interest thereon to the date of redemption. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Exchange Notes or portions thereof called for redemption. If less than all the Exchange Notes are redeemed at any time, the Trustee will select the Exchange Notes to be redeemed on a pro rata basis or by any other method the Trustee deems fair and appropriate.

     The factors that we generally consider in determining whether to redeem notes are (i) whether then current rates on new notes would be considerably less than the interest rates on the redeemable notes after consideration of the make-whole provision; (ii) whether we have excess cash on hand and decide to reduce debt levels and; (iii) whether we are involved in a substantial merger or acquisition in which it becomes necessary to redeem the notes because of a debt restructuring agreement. However, given the substantial expense we would incur in redeeming the Exchange Notes due to the calculation of the redemption price described above, we do not believe that we would redeem the Exchange Notes in the ordinary course of our business. Additionally, we are currently unaware of any circumstances under which we would redeem the Exchange Notes.

     "Comparable Treasury Issue" means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Exchange Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Exchange Notes.

     "Comparable Treasury Price" means, with respect to any redemption date, (1) the bid price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) at 4:00 p.m. on the third business day preceding the redemption date, as set forth on "Telerate Page 500" (or such other page as may replace Telerate Page 500), or (2) if such page (or any successor page) is not displayed or does not contain such bid prices at such time (a) the average of the Reference Treasury Dealer Quotations obtained by the Trustee for the redemption date, after excluding the highest and lowest of all Reference Treasury Dealer Quotations obtained, or (b) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations obtained by the Trustee.

     "Independent Investment Banker" means any of Deutsche Bank Securities Inc., Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (and their respective successors), or, if all of such firms are unwilling or unable to select the Comparable Treasury Issue, an investment banking institution of national standing appointed by the Trustee and reasonably acceptable to us.

     "Reference Treasury Dealer" means (1) each of Deutsche Bank Securities Inc., Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (and their respective successors), unless any of them ceases to be a primary U.S. government securities dealer in new York City (a "Primary Treasury Dealer"), in which case we will substitute therefor another Primary Treasury Dealer, and (2) any other Primary Treasury Dealer selected by us.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such date of redemption.

     "Treasury Yield" means, with respect to any date of redemption, the rate per annum equal to the semi-annual yield to maturity (computed as of the third business day immediately preceding the redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such date of redemption.

     Except as set forth above, the Exchange Notes will not be redeemable by us before maturity and will not be entitled to the benefit of any sinking fund.

     We may purchase the Exchange Notes in the open market, by tender or otherwise. The Exchange Notes so purchased may be held, resold or surrendered to the Trustee for cancellation. If applicable, we will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and other securities laws and regulations in connection with any such purchase. The Exchange Notes may be defeased in the manner provided in the Senior Indenture.

CERTAIN COVENANTS

     Certain Definitions. For purposes of the following description of certain covenants of the Senior Indenture that limit our ability and the ability of our subsidiaries to take certain actions, the following definitions are applicable.

     "Attributable Debt" shall mean, as of any particular time, the present value, discounted at a rate per annum equal to (i) the implied lease rate or
(ii) if the implied lease rate is not known to us, then the weighted average interest rate of all Senior Securities outstanding at the time under the Senior Indenture compounded semi-annually, in either case, of the obligation of a lessee for rental payments during the remaining term of any lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended); the net amount of rent required to be paid for any such period shall be the total amount of the rent payable by the lessee with respect to such period, but may exclude amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges; and, in the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

     "Consolidated Net Tangible Assets" shall mean, at any date of determination, the total amount of our assets after deducting: (i) all the current liabilities (excluding (a) any current liabilities that by their terms are extendible or renewable at the option of the obligor to a time that is more than 12 months after the time at which the amount is being computed, and (b) current maturities of long term debt) and (ii) the value (net of any applicable reserves) of all intangible assets such as excess of cost over net assets of acquired businesses, customer lists, covenants not to compete, licenses, and permits, all as set forth on our consolidated balance sheet and our consolidated subsidiaries for our most recently completed fiscal quarter, prepared in accordance with United States generally accepted accounting principles.

     "Guaranty" shall mean any agreement, undertaking or arrangement by which any person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the debt, obligation or other liability of any other person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other person. The amount of the obligor's obligation under any Guaranty shall (subject to any limitation set forth therein) be deemed to be the amount of such other person's debt, obligation or other liability or the amount of such dividends or other distributions guaranteed.

     "Indebtedness" of any person shall mean:

     - all obligations of such person for borrowed money (including, without limitation, all notes payable and drafts accepted representing extension of credit and all obligations evidenced by bonds, debentures, notes or other similar instruments) or on which interest charges are customarily paid, all as shown on a balance sheet of such person as of the date at which Indebtedness is to be determined;

     - all other items which, in accordance with generally accepted accounting principles, would be included as liabilities on the liability side of a balance sheet of such person as of the date at which Indebtedness is to be determined; and

     - whether or not so included as liabilities in accordance with generally accepted accounting principles,

         (i) all indebtedness (excluding, however, prepaid interest thereon) secured by a Security Interest in property owned or being purchased by such person (including, without limitation, indebtedness arising under conditional sales or other title retention agreements) whether or not such indebtedness shall have been assumed by such person, and

         (ii) all Guaranties of such person.

     "Principal Property" shall mean any waste processing, waste disposal or resource recovery plant or similar facility located within the United States (other than its territories and possessions and Puerto Rico) or Canada and owned by, or leased to, us or any of our Restricted Subsidiaries, except (a) any such plant or facility (i) owned or leased jointly or in common with one or more persons other than us and our Restricted Subsidiaries in which our interest and the interest of our Restricted Subsidiaries does not exceed 50%, or (ii) which the Board of Directors determines in good faith is not of material importance to the total business conducted, or assets owned, by us and our Subsidiaries as an entirety, or (b) any portion of such plant or facility which the Board of Directors determines in good faith not to be of material importance to the use or operation thereof.

     "Restricted Subsidiary" shall mean any subsidiary (other than any subsidiary of which we own directly or indirectly less than all of the outstanding voting stock), (a) principally engaged in, or whose principal assets consist of property used by us or any of our Restricted Subsidiaries in, the storage, collection, transfer, interim processing or disposal of waste within the United States of America or Canada, or (b) which we shall designate as a Restricted Subsidiary in an Officers' Certificate delivered to the Trustee.

     "Security Instrument" shall mean any security agreement, chattel mortgage, assignment, financing or similar statement or notice, continuation statement, other agreement or instrument, or amendment or supplement to any thereof, providing for, evidencing or perfecting any Security Interest or lien.

     "Security Interest" shall mean any interest in any real or personal property or fixture which secures payment or performance of an obligation and shall include any mortgage, lien, encumbrance, charge or other security interest of any kind, whether arising under a Security Instrument or as a matter of law, judicial process or otherwise.

     Consolidation, Merger, Sale. The Senior Indenture provides that we may not consolidate with or merge into any other person or convey, transfer or lease our properties and assets substantially as an entirety to any person, unless:

     - the person formed by such consolidation or into which we are merged or the person which acquires by conveyance or transfer, or which leases, our properties and assets substantially as an entirety shall be a corporation, partnership or trust which shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of and any premium and interest (including all additional amounts, if any, payable pursuant to the Senior Indenture) on all the Senior Securities and the performance or observance of every other covenant of the Senior Indenture on our part to be performed or observed; and

     - immediately after giving effect to such transaction and treating any indebtedness which becomes our obligation or the obligation of a subsidiary as a result of such transaction as having been incurred by us or such subsidiary at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing.

     Upon our consolidation with, or merger into, any other person or any conveyance, transfer or lease of our properties and assets substantially as an entirety, the successor person formed by such consolidation or into which we are merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of ours, under the Senior Indenture with the same effect as if such successor person had been named as herein, and thereafter, except in the case of a lease, the predecessor person shall be relieved of all obligations and covenants under the Senior Indenture and the Senior Securities, and may liquidate and dissolve.

     Limitation on Liens.  The Senior Indenture provides that:

          (a) We will not, and will not permit any of our Restricted Subsidiaries to, create, incur, assume or suffer to exist, directly or indirectly, any Indebtedness secured by a Security Interest upon any Principal Property, whether owned as of the date of the Senior Indenture or acquired after the date of the Senior Indenture, without making effective provision (and we hereby covenant that in any such case we shall make or cause to be made effective provision) whereby the Senior Securities then outstanding and any other Indebtedness of ours or our Restricted Subsidiaries then entitled thereto shall also be secured, equally and ratably, by such Security Interest, for so long as any of such Indebtedness is secured by the Security Interest; but nothing in the Senior Indenture shall prevent, restrict or apply to Indebtedness secured by:

             (1) (a) any Security Interest upon property or assets which is created prior to or contemporaneously with, or within 360 days after,
        (i) in the case of the acquisition of such property or assets, the completion of such acquisition and (ii) in the case of the construction, development or improvement of such property or assets, the later to occur of the completion of such construction, development or improvement or the commencement of operation or use of the property or assets, which Security Interest secures or provides for the payment, financing or refinancing, directly or indirectly, of all or any part of the acquisition cost of such property or assets or the cost of construction, development or improvement thereof; or

             (b) any Security Interest upon property or assets existing at the time of its acquisition, which Security Interest secures obligations assumed by us or any of our Restricted Subsidiaries; or

             (c) any conditional sales agreement or other title retention agreement with respect to any property or assets acquired by us or any of our Restricted Subsidiaries, or

             (d) any Security Interest existing on the property or assets or shares of stock of a corporation or firm at the time such corporation or firm is merged into or consolidated with us or any of our Restricted Subsidiaries or at the time of a sale, lease or other disposition of the property or assets of such corporation or firm as an entirety or substantially as an entirety to us or any of our Restricted Subsidiaries or at the time such corporation becomes a Restricted Subsidiary; or

             (e) any Security Interest existing on the property, assets or shares of stock of any successor to us in accordance with the provisions of the covenant described in "-- Consolidation, Merger, Sale";

     if, in each case, any such Security Interest described in the foregoing clauses (b), (c), (d) or (e) does not attach to or affect property or assets owned by us or any of our Restricted Subsidiaries before the event referred to in such clauses; or

          (2) Mechanics', materialmen's, carriers' or other like liens arising in the ordinary course of business (including construction of facilities) in respect of obligations which are not due or which are being contested in good faith; or

          (3) Any Security Interest arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulation, which is required by law or governmental regulation as a condition to the transaction of any business or the exercise of any privilege, franchise or license (including, without limitation, any Security Interest arising by reason of one or more letters of credit in connection with any international waste management contract to be performed by us or by any of our subsidiaries or their respective affiliates); or

          (4) Security Interests for taxes, assessments or governmental charges or levies not yet delinquent or Security Interests for taxes, assessments or governmental charges or levies already delinquent but the validity of which is being contested in good faith; or

          (5) Security Interests (including judgment liens) arising in connection with legal proceedings so long as such proceedings are being contested in good faith and, in the case of judgment liens, execution thereon is stayed; or

          (6) Landlords' liens on fixtures located on premises leased by us or by any of our Restricted Subsidiaries in the ordinary course of business; or

          (7) Any Security Interest in favor of any governmental authority in connection with the financing of the cost of construction or acquisition of property; or

          (8) Any Security Interest arising by reason of deposits to qualify us or any of our Restricted Subsidiaries to conduct business, to maintain self-insurance, or to obtain the benefit of, or comply with, laws; or

          (9) Any Security Interest that secures any Indebtedness of a Restricted Subsidiary owing to us or another of our Restricted Subsidiaries or by us to a Restricted Subsidiary, or

          (10) Any Security Interest incurred in connection with pollution control, sewage or solid waste disposal, industrial revenue or similar financing; or

          (11) Any Security Interest created by any program providing for the financing, sale or other disposition of trade or other receivables qualified as current assets in accordance with United States generally accepted accounting principles entered into by us or by any of our Restricted Subsidiaries, if such program is on terms comparable for similar transactions, or any document executed by us or by any of our Restricted Subsidiaries in connection therewith, and if such Security Interest is limited to the trade or other receivables in respect of which such program is created or exists and the proceeds thereof, or

          (12) Any extension, renewal or refunding (or successive extensions, renewals or refundings) in whole or in part of any Indebtedness secured by any Security Interest referred to in the foregoing clauses (1) through (11), inclusive, but the Security Interest securing such Indebtedness shall be limited to the property or assets which, immediately before such extension, renewal or refunding, secured such Indebtedness and additions to such property or assets.

          Notwithstanding the foregoing provisions, we and any of our Restricted Subsidiaries may create, incur, assume or suffer to exist any Indebtedness secured by a Security Interest without also securing the Senior Securities if, at the time such Security Interest becomes a Security Interest upon the Principal Property and after giving effect thereto, the aggregate outstanding principal amount of all our Indebtedness and our Restricted Subsidiaries' Indebtedness secured by Security Interests permitted by this sentence (excluding Indebtedness secured by a Security Interest existing as of the date of the Senior Indenture, but including the Attributable Debt in respect of Sale and Leaseback Transactions, other than Sale and Leaseback Transactions which, if the Attributable Debt in respect thereof had been Indebtedness secured by a Security Interest, would have been permitted by clause (1) (a) above, other than Sale and Leaseback Transactions the proceeds of which have been applied or committed to be applied in accordance with the covenant described in "-- Limitations on Sale and Leaseback Transactions" and other than Sale and Leaseback Transactions between us and any of our Restricted Subsidiaries) does not exceed 15% of Consolidated Net Tangible Assets.

          (b) If, upon any consolidation or merger of any Restricted Subsidiary with or into any other corporation, or upon any consolidation or merger of any other corporation with or into us or any of our Restricted Subsidiaries or upon any sale or conveyance of the Principal Property of any Restricted Subsidiary as an entirety or substantially as an entirety to any other person, or upon any acquisition by us or by any of our Restricted Subsidiaries by purchase or otherwise of all or any part of the Principal Property of any other person, any Principal Property theretofore owned by us or such Restricted Subsidiary would thereupon become subject to any Security Interest not permitted by the terms of the foregoing covenant, we, before such consolidation, merger, sale or conveyance, or acquisition, will, or will cause such Restricted Subsidiary to, secure payment of the principal of and interest, if any, on the Exchange Notes (equally and ratably with or prior to any of our other Indebtedness or the other Indebtedness of such Restricted Subsidiary then entitled thereto) by a direct lien on all such Principal Property prior to all liens other than any liens theretofore existing thereon by a supplemental indenture or otherwise.

     Limitations on Sale and Leaseback Transactions. The Senior Indenture provides that we will not, and will not permit a Restricted Subsidiary to, enter into any arrangement with any person (other than with any Restricted Subsidiary) providing for the leasing to us or any Restricted Subsidiary of any Principal Property owned or hereafter acquired by us or such Restricted Subsidiary (except for temporary leases for a term, including any renewal thereof, of not more than three years and except for leases between us and a Restricted Subsidiary or between Restricted Subsidiaries), which Principal Property has been or is to be sold or transferred by us or such Restricted Subsidiary to such person (a "Sale and Leaseback Transaction") unless:

     - we or such Restricted Subsidiary would be entitled, pursuant to the covenant described in "-- Limitation on Liens," to incur Indebtedness secured by a Security Interest on the property to be leased without equally and ratably securing the Exchange Notes, or

     - we shall, and in any such case we covenant that we will, within 180 days after the effective date of any such arrangement, apply an amount equal to the fair value (as determined by our Board of Directors) of such property to the redemption of Senior Securities that, by their terms, are subject to redemption, or to the purchase and retirement of Senior Securities, or to the payment or other retirement of funded debt for money borrowed, incurred or assumed by us which ranks senior to or equally and ratably with the Exchange Notes or of funded debt for money borrowed, incurred or assumed by any Restricted Subsidiary (other than, in either case, funded debt owed by us or any Restricted Subsidiary), or

     - we shall within 180 days after entering into the Sale and Leaseback Transaction, enter into a bona fide commitment or commitments to expend for the acquisition or capital improvement of a

       Principal Property an amount at least equal to the fair value (as determined by our Board of Directors) of such property.

     Notwithstanding the foregoing, we may, and may permit any Restricted Subsidiary to, effect any Sale and Leaseback Transaction that is not acceptable pursuant to the bullet points above, if the Attributable Debt associated with such Sale and Leaseback Transaction, together with the aggregate principal amount of outstanding debt secured by Security Interests upon Principal Property not acceptable pursuant to clauses (1) through (12) of the covenant described in "-- Limitation on Liens," inclusive, do not exceed 15% of Consolidated Net Tangible Assets.

     Compliance Certificates. We are required to furnish to the Trustee annually a statement as to our compliance with all conditions and covenants under the Senior Indenture.

EVENTS OF DEFAULT; REMEDIES

     Events of Default. An Event of Default with respect to the Exchange Notes is defined under the Senior Indenture as being one or more of the following events:

     - default in the payment of any interest upon any Exchange Note when it becomes due and payable, and continuance of such default for a period of 30 days; or

     - default in the payment of the principal of (or premium, if any, on) any Exchange Note as and when the same becomes due and payable whether at maturity, by declaration of acceleration, call for redemption or otherwise; or

     - default in the performance, or breach, of any of our other covenants or warranties in the Senior Indenture and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to us by the Trustee or to us and the Trustee by the holders of at least 25% in principal amount of the Exchange Notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Senior Indenture; or

     - the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in our respect in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging us a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in our respect under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of ours or of any substantial part of our property, or ordering the winding up or liquidation of our affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive days; or

     - our commencement of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or our consent to the entry of a decree or order for relief in our respect in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or the commencement of any bankruptcy or insolvency case or proceeding against us, or our filing of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or our consent to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of ours or of any substantial part of our property, or our making of an assignment for the benefit of creditors, or our admission in writing of our inability to pay our debts generally as they become due, or our taking of corporate action in furtherance of any such action.

     Remedies. If an Event of Default with respect to the Exchange Notes occurs and is continuing, then in every such case, either the Trustee or the holders of not less than 25% in principal amount of the outstanding Exchange Notes may declare the principal amount to be due and payable immediately, by a notice in writing to us (and to the Trustee if given by holders), and upon any such declaration such principal amount shall become immediately due and payable. At any time after such a declaration of acceleration with respect to the Exchange Notes has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in principal amount of the outstanding Exchange Notes, by written notice to us and the Trustee, may rescind and annul such declaration and its consequences if:

     - we have paid or deposited with the Trustee a sum sufficient to pay:

         (i) all overdue interest on all Exchange Notes,

         (ii) the principal of (and premium, if any, on) the Exchange Notes which has become due otherwise than by such declaration of acceleration and any interest thereon at the rate prescribed therefor,

         (iii) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate prescribed therefor, and

         (iv) all sums paid or advanced by the Trustee and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and

     - all Events of Default with respect to Exchange Notes, other than the non-payment of the principal of Exchange Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in the Senior Indenture.

No such rescission shall affect any subsequent default or impair any right consequent thereon. If the Trustee or any holder of an Exchange Note has instituted any proceeding to enforce any right or remedy under the Senior Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such holder, then and in every such case, subject to any determination in such proceeding, we, the Trustee and the holders of Exchange Notes shall be restored severally and respectively to their former positions under the Senior Indenture and the Exchange Notes, and thereafter all rights and remedies of the Trustee and the holders shall continue as though no such proceeding had been instituted.

     The Senior Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee is under no obligation to exercise any of its rights or powers under the Senior Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable indemnity. No holder of any Exchange Note shall have any right to institute any proceeding, judicial or otherwise, with respect to the Senior Indenture, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless:

     - such holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Exchange Notes;

     - the holders of not less than 25% in principal amount of the outstanding Exchange Notes shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee under the Senior Indenture;

     - such holder or holders have offered to the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request;

     - the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

     - no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the holders of a majority in principal amount of the outstanding Exchange Notes.

     Notwithstanding any other provision in the Senior Indenture, the right of any holder of any Exchange Note to receive payment of the principal of and premium, if any on such Exchange Note on the Stated

Maturity or Maturities (each as defined in the Senior Indenture) expressed in such Exchange Note, or to institute suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such holder.

     The holders of a majority in principal amount of the outstanding Exchange Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Exchange Notes, provided that (1) such direction shall not be in conflict with any rule of law or with the Senior Indenture; (2) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction; and (3) the Trustee shall not be obligated to take any action unduly prejudicial to holders not joining in such direction or involving the Trustee in personal liability. The holders of a majority in principal amount of the outstanding Exchange Notes may on behalf of the holders of all the Exchange Notes waive any past default under the Senior Indenture with respect to the Exchange Notes and its consequences, except a default in the payment of the principal of or any premium or interest on any Exchange Note or in respect of a covenant or provision of the Senior Indenture which, pursuant to the Senior Indenture, cannot be modified or amended without the consent of the holder of each outstanding Exchange Note. Upon any such waiver, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of the Senior Indenture; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

     If a default occurs under the Senior Indenture with respect to the Exchange Notes, the Trustee shall give the holders of Exchange Notes notice of such default as and to the extent provided by the Trust Indenture Act; but in the case of any default or breach of certain covenants or warranties with respect to the Exchange Notes, no such notice to holders shall be given until at least 30 days after the occurrence thereof (the term "default" for purposes of these provisions being defined as any event which is, or after notice or lapse of time or both would become, an Event of Default with respect to the Exchange Notes).

     To the fullest extent allowed under applicable law, if for the purpose of obtaining judgment against us in any court it is necessary to convert the sum due in respect of the principal of, or premium, if any, or interest on, any Exchange Notes (the "Required Currency") into a currency in which a judgment will be rendered (the "Judgment Currency"), the rate of exchange used shall be the rate at which in accordance with normal banking procedures the Trustee could purchase in the City of New York the Required Currency with the Judgment Currency on the business day in the City of New York next preceding that on which final judgment is given. Neither we nor the Trustee shall be liable for any shortfall nor shall either of them benefit from any windfall in payments to holders of Exchange Notes under this provision of the Senior Indenture caused by a change in exchange rates between the time the amount of a judgment against us is calculated as above and the time the Trustee converts the Judgment Currency into the Required Currency to make payments under the foregoing provisions of the Senior Indenture to holders of Exchange Notes, but payment of such judgment shall discharge all amounts owed by us on the claim or claims underlying such judgment.

DISCHARGE OF INDENTURE

     Satisfaction and Discharge of Indenture. The Senior Indenture provides that we may at our option at any time, satisfy and discharge the Senior Indenture (except as to any surviving rights of registration of transfer or exchange of Senior Securities and any right to receive additional amounts pursuant to the Senior Indenture) with respect to all Senior Securities issued under the Senior Indenture, which Senior Securities have not already been delivered to the Trustee for cancellation and which either have become due and payable or are by their terms due and payable within one year (or are to be called for redemption within one year) by depositing with the Trustee as trust funds an amount sufficient to pay when due the principal (and premium, if any) and any interest on all outstanding Senior Securities when due.

     Defeasance and Discharge. The Senior Indenture provides that, if we so elect by Board Resolution with respect to the Exchange Notes, we will be discharged from any and all obligations in respect of the Exchange Notes (except for certain obligations relating to temporary Exchange Notes and exchange of

Notes, registration of transfer or exchange of Exchange Notes, replacement of stolen, lost or mutilated Exchange Notes, maintenance of paying agencies to hold moneys for payment in trust and payment of additional amounts, if any, required in consequence of United States withholding taxes imposed on payments to non-United States persons or otherwise required by of the Senior Indenture) upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any), and each installment of interest on, the Exchange Notes on the stated maturity of such payments in accordance with the terms of the Senior Indenture and the Exchange Notes. Such a trust may only be established if, among other things, we have delivered to the Trustee an opinion of counsel to the effect that (i) we have received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since the date of the Senior Indenture there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge, and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred.


     In the event of any legal defeasance and discharge of the Exchange Notes, holders would be entitled to look only to such trust for payment of principal of and any premium or interest on the Exchange Notes until maturity. Upon legal defeasance and discharge of the Exchange Notes, Waste Management will be released from its Subsidiary Guarantee. See "-- Subsidiary Guarantee."


     Covenant Defeasance. The Senior Indenture also provides that, if we so elect by Board Resolution with respect to the Exchange Notes, we may omit to comply with certain restrictive covenants, including the covenants described under "-- Limitation on Liens" and "-- Limitations on Sale and Leaseback Transactions," and any such omission shall not be an Event of Default with respect to the Exchange Notes, upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any), and each installment of interest on, the Exchange Notes on the stated maturity of such payments in accordance with the terms of the Senior Indenture and the Exchange Notes. Our obligations under the Senior Indenture and the Exchange Notes other than with respect to such covenants shall remain in full force and effect. Such a trust may be established only if, among other things, we have delivered to the Trustee an opinion of counsel to the effect that the holders of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amounts and in the same manner and at the same time as would have been the case if such deposit and defeasance had not occurred.

     Although the amount of money and U.S. Government Obligations on deposit with the Trustee would be intended to be sufficient to pay amounts due on the Exchange Notes at the time of their stated maturity, in the event we exercise our option to omit compliance with the covenants defeased with respect to the Exchange Notes as described above, and the Exchange Notes are declared due and payable because of the occurrence of any Event of Default, such amount may not be sufficient to pay amounts due on the Exchange Notes at the time of the acceleration resulting from such Event of Default. We shall in any event remain liable for such payments as provided in the Senior Indenture.

     Federal Income Tax Consequences. Under current United States federal income tax law, defeasance and discharge would likely be treated as a taxable exchange of the Exchange Notes to be defeased for an interest in the defeasance trust. As a consequence, a holder would recognize gain or loss equal to the difference between the holder's cost or other tax basis for the Exchange Notes and the value of the holder's interest in the defeasance trust, and thereafter would be required to include in income the holder's share of the income, gain or loss of the defeasance trust. Under current United States federal income tax law, covenant defeasance would ordinarily not be treated as a taxable exchange of the Exchange Notes.

MEETINGS, MODIFICATION AND WAIVER

     We and the Trustee may make modifications and amendments of the Senior Indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding Senior Securities of each series affected by such modification or amendment; but no such modification or amendment may, without the consent of the holder of each outstanding Senior Security affected thereby,

     - change the stated maturity of the principal of, or any installment of principal of or interest on any Senior Security;

     - change the redemption date with respect to any Senior Security;

     - reduce the principal amount of, or premium or interest on, any Senior Security;

     - change any of our obligations to pay additional amounts;

     - change the coin or currency in which any Senior Security or any premium or interest thereon is payable;

     - change the redemption right of any holder;

     - impair the right to institute suit for the enforcement of any payment on or with respect to any Senior Security;

     - reduce the percentage in principal amount of outstanding Senior Securities of any series, the consent of whose holders is required for modification or amendment of the Senior Indenture or for waiver of compliance with certain provisions of the Senior Indenture or for waiver of certain defaults;

     - reduce the requirements contained in the Senior Indenture for quorum or voting;

     - change any of our obligations to maintain an office or agency in the places and for the purposes required by the Senior Indenture; or

     - modify any of the above provisions.

     We may make modifications and amendments of the Senior Indenture without the consent of any holders of Senior Securities, when authorized by a Board Resolution, and the Trustee, to:

     - evidence the succession of another person and the assumption by any such successor of our covenants therein and in the Senior Securities pursuant to the provisions of the Senior Indenture; or

     - add to our covenants for the benefit of the holders of all or any series of Senior Securities (and if such covenants are to be for the benefit of less than all series of Senior Securities, stating that such covenants are expressly being included solely for the benefit of such series) or to surrender any right or power therein conferred upon us; or

     - add any additional Events of Default; or

     - permit or facilitate the issuance of Senior Securities in uncertificated form, provided that any such action shall not adversely affect the interests of the holders of Senior Securities of any series in any material respect; or

     - add to, change or eliminate any of the provisions of the Senior Indenture in respect of one or more series of Senior Securities, but any such addition, change or elimination (A) shall neither (i) apply to any Senior Security of any series created before the execution of such supplemental indenture and entitled to the benefit of such provision nor (ii) modify the rights of the holder of any such Senior Security with respect to such provision or (B) shall become effective only when there is no such Senior Security outstanding; or

     - secure the Senior Securities pursuant to the requirements of the Senior Indenture or otherwise; or

     - establish the form or terms of Senior Securities of any series as permitted by of the Senior Indenture; or

     - evidence and provide for the acceptance of appointment under the Senior Indenture by a successor Trustee with respect to the Senior Securities of one or more series and to add to or change any of the provisions of the Senior Indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one Trustee, pursuant to the requirements of the Senior Indenture; or

     - cure any ambiguity, to correct or supplement any provision therein or in any supplemental indenture which may be defective or inconsistent with any other provision therein or in any supplemental indenture, or to make any other provisions with respect to matters or questions arising under the Senior Indenture; but such action shall not adversely affect the interests of the holders of Senior Securities of any series in any material respect.

     The holders of a majority in aggregate principal amount of outstanding Exchange Notes may, on behalf of all holders of Exchange Notes, waive compliance by us with certain restrictive provisions of the Senior Indenture. The holders of a majority in aggregate principal amount of the Exchange Notes may, on behalf of all holders of Exchange Notes, waive any past default under the Senior Indenture with respect to the Exchange Notes, except a default (a) in the payment of the principal of or any premium or interest on the Exchange Notes or
(b) in respect of a covenant or provision of the Senior Indenture which cannot be modified or amended without the consent of the holder of each outstanding Exchange Note.

     The Senior Indenture contains provisions for convening meetings of the holders of Exchange Notes. A meeting may be called at any time by the Trustee, and also, upon our request, or the holders of at least 10% in aggregate principal amount of the outstanding Exchange Notes, in any such case upon notice given in accordance with "Notices" below. Except for any consent which must be given by the holder of each outstanding Exchange Note, as described above, any resolution presented at a meeting (or adjourned meeting at which a quorum is present) may be adopted by the affirmative vote of the holders of a majority in aggregate principal amount of the Exchange Notes; but any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the holders of a specified percentage, which is less than a majority, in aggregate principal amount of the Exchange Notes may be adopted at a meeting (or adjourned meeting duly reconvened at which a quorum is present) by the affirmative vote of the holders of such specified percentage in aggregate principal amount of the Exchange Notes. Any resolution passed or decision taken at any meeting of holders of Exchange Notes duly held in accordance with the Senior Indenture will be binding on all the holders of the Exchange Notes. The quorum at any meeting of the holders of Exchange Notes, and at any reconvened meeting, will be persons holding or representing a majority in aggregate principal amount of the Exchange Notes.

     Governing Law. The Senior Indenture, the Subsidiary Guarantee, the Notes and the Exchange Notes will be governed by, and construed in accordance with, the laws of the State of New York.

NOTICES

     We will give notices to holders of the Exchange Notes by first-class mail to the addresses of such holders as they appear in the security register.

REGARDING THE TRUSTEE

     The Trustee appointed and serving as trustee pursuant to the Senior Indenture is JPMorgan Chase Bank ("JPMorgan Chase").

     The Senior Indenture contains certain limitations on the right of the Trustee, should it become our creditor, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in certain other transactions. JPMorgan Chase, as the trustee under the Senior Indenture, may be a depository for funds of, may make loans to and may perform other routine banking services for us and certain of our affiliates in the normal course of business. JPMorgan Chase also serves as trustee for our subordinated debentures. If the Trustee acquires any conflicting interest (as described in the Senior Indenture), it must eliminate such conflict or resign within 90 days of the occurrence and the continuance of a default under the Senior Indenture.

     The holders of a majority in principal amount of all outstanding Exchange Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the Trustee.

     In case an Event of Default with respect to the Exchange Notes shall occur (and shall not be cured) under the Senior Indenture and is known to the Trustee, the Trustee shall exercise such of the rights and powers vested in it by the Senior Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, no Trustee will be under any obligation to exercise any of its rights or powers under the Senior Indenture at the request of any of the holders of the Exchange Notes unless they shall have offered to the Trustee security and indemnity satisfactory to it.

BOOK-ENTRY, DELIVERY; FORM AND TRANSFER

     We will initially issue the Exchange Notes in the form of one or more registered global Exchange Notes without interest coupons (collectively the "Global Exchange Notes"). Upon issuance, the Global Exchange Notes will be deposited with the Trustee, as custodian for DTC, and registered in the name of DTC or its nominee, in each case for credit to the accounts of DTC's Direct and Indirect Participants (as defined below).

     The Global Exchange Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the Global Exchange Notes may be exchanged for Exchange Notes in certificated form in certain limited circumstances. See "-- Transfer of Interests in Global Exchange Notes for Certificated Exchange Notes."

DEPOSITARY PROCEDURES

     DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Direct Participants") and to facilitate the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of Participants. The Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities that clear through or maintain a direct or indirect, custodial relationship with a Direct Participant (collectively, the "Indirect Participants"). DTC may hold securities beneficially owned by other persons only through the Direct Participants or Indirect Participants, and such other persons' ownership interest and transfer of ownership interest will be recorded only on the records of the appropriate Direct Participant and/or Indirect Participant, and not on the records maintained by DTC.

     DTC has also advised us that, pursuant to DTC's procedures, (1) upon deposit of the Global Exchange Notes, DTC will credit the accounts of the Direct Participants tendering their Notes with portions of the principal amount of the Global Exchange Notes allocated to such Direct Participants, and (2) DTC will maintain records of the ownership interests of such Direct Participants in the Global Exchange Notes and the transfer of ownership interests by and between Direct Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in the Global Exchange Notes. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the Global Exchange Notes.

     The laws of some states require that certain persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability to transfer beneficial interests in a Global Exchange Note to such persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, the ability of a person having a beneficial interest in a Global Exchange Note to pledge such interest to persons or entities that are not Direct Participants in DTC, or to otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interests. For certain other restrictions on the transferability of the Exchange Notes see "-- Transfers of Interests in Global Exchange Notes for Certificated Exchange Notes."

     EXCEPT AS DESCRIBED IN "-- TRANSFERS OF INTERESTS IN GLOBAL EXCHANGE NOTES FOR CERTIFICATED EXCHANGE NOTES," OWNERS OF BENEFICIAL INTERESTS IN THE GLOBAL EXCHANGE NOTES WILL NOT HAVE EXCHANGE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF EXCHANGE NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE SENIOR INDENTURE FOR ANY PURPOSE.

     Under the terms of the Senior Indenture, we and the Trustee will treat the persons in whose names the Exchange Notes are registered (including Exchange Notes represented by Global Exchange Notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium, if any, interest and additional interest, if any, on Global Exchange Notes registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee as the registered holder under the Senior Indenture. Consequently, neither we, the Trustee nor any of our agents or the Trustee has or will have any responsibility or liability for (1) any aspect of DTC's records or any Direct Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Exchange Notes or for maintaining, supervising or reviewing any of DTC's records or any Direct Participant's or Indirect Participant's records relating to the beneficial ownership interests in any Global Exchange Note or (2) any other matter relating to the actions and practices of DTC or any of its Direct Participants or Indirect Participants.

     DTC has advised us that its current payment practice (for payments of principal, interest and the like) with respect to securities such as the Exchange Notes is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participant's respective ownership interests in the Global Exchange Notes as shown on DTC's records. Payments by Direct Participants and Indirect Participants to the beneficial owners of the Exchange Notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the Trustee or us. Neither we nor the Trustee will be liable for any delay by DTC or its Direct Participants or Indirect Participants in identifying the beneficial owners of the Exchange Notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Exchange Notes for all purposes.

     The Global Exchange Notes will trade in DTC's Same-day Funds Settlement System and, therefore, transfers between Direct Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in immediately available funds. Transfers between Indirect Participants who hold an interest through a Direct Participant will be effected in accordance with the procedures of such Direct Participant but generally will settle in immediately available funds.

     DTC has advised us that it will take any action permitted to be taken by a holder of Exchange Notes only at the direction of one or more Direct Participants to whose account interests in the Global Exchange Notes are credited and only in respect of such portion of the aggregate principal amount of the Exchange Notes as to which such Direct Participant or Direct Participants has or have given direction. However, if there is an Event of Default with respect to the Exchange Notes, DTC reserves the right to exchange Global Exchange Notes (without the direction of one or more of its Direct Participants) for legended Exchange Notes in certificated form, and to distribute such certificated forms of Exchange Notes to its Direct Participants. See
"-- Transfers of Interests in Global Exchange Notes for Certificated Exchange Notes."

     Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in Global Exchange Notes among Direct Participants, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. The Trustee will have no responsibility for the performance by DTC or its respective Direct and Indirect Participants of their respective obligations under the rules and procedures governing any of their operations.

     The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we do not take any responsibility for the accuracy thereof.

TRANSFERS OF INTERESTS IN GLOBAL EXCHANGE NOTES FOR CERTIFICATED EXCHANGE NOTES

     We may exchange an entire Global Exchange Note for notes in certificated form ("Certificated Exchange Notes") if (1) (a) DTC notifies us that it is unwilling or unable to continue as depositary for the Global Exchange Notes or we determine that DTC is unable to act as such depositary and we thereupon fail to appoint a successor depositary within 90 days or (b) DTC has ceased to be a clearing agency registered under the Exchange Act, (2) we at our option, notify the Trustee in writing that we elect to cause the issuance of Certificated Exchange Notes or (3) there shall have occurred and be continuing a Default or an Event of Default with respect to the Exchange Notes. In any such case, we will notify the Trustee in writing that, upon surrender by the Direct and Indirect Participants of their interest in such Global Exchange Note, Certificated Exchange Notes will be issued to each person that such Direct and Indirect Participants and the DTC identify as being the beneficial owner of the related Exchange Notes.

     Beneficial interests in Global Exchange Notes held by any Direct or Indirect Participant may be exchanged for Certificated Exchange Notes upon request to DTC, by such Direct Participant (for itself or on behalf of an Indirect Participant), to the Trustee in accordance with customary DTC procedures. Certificated Exchange Notes delivered in exchange for any beneficial interest in any Global Exchange Note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Direct or Indirect Participants (in accordance with DTC's customary procedures).

     Neither we nor the Trustee will be liable for any delay by the holder of the Global Exchange Notes or DTC in identifying the beneficial owners of Exchange Notes, and we and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Exchange Note or DTC for all purposes.

CERTIFICATED EXCHANGE NOTES

     Certificated Exchange Notes may be exchangeable for other Certificated Exchange Notes of any authorized denominations and of a like aggregate principal amount and tenor in accordance with the Senior Indenture. Certificated Exchange Notes may be presented for exchange, and may be presented for registration of transfer (duly endorsed, or accompanied by a duly executed written instrument of transfer), at the designated office of the Trustee (the "Security Registrar"). Such transfer or exchange will be effected upon the Security Registrar or such other transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. We may at any time designate additional transfer agents with respect to the Exchange Notes.

     We shall not be required to (a) issue, exchange or register the transfer of any Certificated Exchange Note for a period of 15 days next preceding the mailing of notice of redemption of such Exchange Note or (b) exchange or register the transfer of any Certificated Exchange Note or portion thereof selected, called or being called for redemption, except in the case of any Certificated Exchange Note to be redeemed in part, the portion thereof not so to be redeemed.

     If a Certificated Exchange Note is mutilated, destroyed, lost or stolen, it may be replaced at the office of the Security Registrar upon payment by the holder of such expenses as may be incurred by us and the Security Registrar in connection therewith and the furnishing of such evidence and indemnity as we and the Security Registrar may require. Mutilated Exchange Notes must be surrendered before new Exchange Notes will be issued.

SAME DAY SETTLEMENT

     Payments in respect of the Exchange Notes represented by the Global Exchange Notes (including principal, premium, if any, and interest) will be made by wire transfer of immediately available same day funds to the accounts specified by the holder of interests in such Global Exchange Note. Principal, premium, if any, and interest, on all Certificated Exchange Notes in registered form will be payable at the office or agency of the Trustee, except that, at our option, payment of any interest, may be made (1) by check mailed to the address of the person entitled thereto as such address shall appear in the security register or (2) by wire transfer to an account maintained by the person entitled thereto as specified in the security register.

                               THE EXCHANGE OFFER

     We sold the Notes on May 24, 2002, pursuant to the Purchase Agreement dated as of May 21, 2002 (the "Purchase Agreement") by and among Waste Management Holdings, the initial purchasers of the Notes named in the Purchase Agreement, which is an exhibit to the Registration Statement of which this Prospectus is a part (the "Initial Purchasers"), and us. The Notes were subsequently offered by the Initial Purchasers to qualified institutional buyers pursuant to Rule 144A and to purchasers pursuant to Regulation S under the Securities Act.

REGISTRATION RIGHTS

     We, the Subsidiary Guarantor and the Initial Purchasers entered into a Senior Notes Registration Rights agreement dated as of May 24, 2002 (the "Registration Rights Agreement"). The following description is a summary of the material provisions of the Registration Rights Agreement, which is an exhibit to the Registration Statement of which this Prospectus is a part.

     Pursuant to the Registration Rights Agreement, we and the Subsidiary Guarantor agreed to file with the Commission the Exchange Offer Registration Statement of which this Prospectus forms a part on the appropriate form under the Securities Act with respect to the exchange of Exchange Notes for Notes (the "Exchange Offer"). Upon the effectiveness of the Exchange Offer Registration Statement, we agreed to offer to the holders of Transfer Restricted Securities (as defined below) who are able to make certain representations, as described below under "-- Your Representations to Us," the opportunity to exchange their Transfer Restricted Securities for Exchange Notes.

     The Registration Rights Agreement provides that if:

     - the Exchange Offer is not permitted by applicable law or Commission policy; or

     - any holder of Transfer Restricted Securities notifies us prior to the 20th business day following the date by which the Exchange Offer is required to be consummated that:

         (i) it is prohibited by law or Commission policy from participating in the Exchange Offer; or

         (ii) that it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without restriction under state and federal securities laws (other than due solely to the status of such holder as an "affiliate" of us or the Subsidiary Guarantor within the meaning of the Securities Act); or

         (iii) that it is a broker-dealer and owns Notes acquired directly from us or one of our affiliates,

then we will file with the Commission a Shelf Registration Statement to cover resales of the Notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

     "Transfer Restricted Securities" means:

     - Each Note, until the earliest to occur of:

         (i) the date on which such Note is exchanged in the Exchange Offer for an Exchange Note;

         (ii) the date on which such Note has been disposed of in accordance with a Shelf Registration Statement (and the purchasers thereof have been issued Exchange Notes); and

         (ii) the date on which such Note is distributed to the public pursuant to Rule 144 (and purchasers thereof have been issued Exchange Notes).

     - Each Exchange Note until the date on which such Exchange Note is disposed of by a broker-dealer pursuant to the Plan of Distribution section of this Prospectus.

     The Registration Rights Agreement provides that, unless the Exchange Offer is not permitted by applicable law or Commission policy:

     - we will file an Exchange Order Registration Statement with the Commission on or prior to 90 days after May 24, 2002;

     - we will use our best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 180 days after May 24, 2002;

     - we will:

         (i) use our best efforts to cause the Exchange Offer Registration Statement to be continuously effective and keep the Exchange Offer open for not less than 20 business days or the minimum period required by law, if such period is no longer than 20 business days; and

         (ii) use our best efforts to consummate the Exchange Offer on or prior to 230 days after May 24, 2002 (the "Consummation Deadline"); and

     - if obligated to file the Shelf Registration Statement, we will file the Shelf Registration Statement with the Commission on or prior to 60 days after such filing obligation arises and use its best efforts to cause the Shelf Registration to be declared effective by the Commission on or prior to 120 days after such Shelf Registration Statement is required to be filed.

     The Registration Rights Agreement provides that if:

     - we fail to file any of the registration statements required to be filed by the Registration Rights Agreement on or before the date specified for such filing;

     - any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness;

     - we fail to consummate the Exchange Offer on or prior to the Consummation Deadline; or

     - the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses, a "Registration Default"), then we will pay, as liquidated damages, additional interest to each holder of Notes subject to such Registration Default in an amount equal to 0.25% per annum for the first 90-day period immediately following the occurrence of the first Registration Default ("Additional Interest").

     The amount of Additional Interest will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Additional Interest of 1.0%, provided that we will not be required to pay Additional Interest for more than one Registration Default at any given time.

     Any Additional Interest due will be paid directly by us on each relevant Interest Payment Date for the Notes to the persons whose names are registered at the close of business on the relevant Regular Record Date.

     Following the cure of all Registration Defaults, the accrual of Additional Interest will cease.

     Each holder of Notes will be required to make certain representations to us (as described in the Registration Rights Agreement and the Letter of Transmittal, the form of which is an exhibit to the Registration Statement of which this Prospectus is a part) in order to participate in the Exchange Offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have such holder's Notes included in the Shelf Registration Statement and benefit from the provisions regarding Additional Interest set forth above. By acquiring Notes, a holder will be deemed to have agreed by virtue of the Registration Rights Agreement to indemnify us, against certain losses arising out of information furnished by such holder in writing for inclusion in any Shelf Registration Statement. Holders of Notes will also be required to suspend their use of the Prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from us.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS; TERMINATION


     The term "Expiration Date" shall mean January 3, 2003, unless we, in our sole discretion, extend the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.


     To extend the Expiration Date, we will notify the Exchange Agent of any extension by oral or written notice and will notify the holders of the Exchange Notes by means of a press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that we are extending the Exchange Offer for a specified period of time.

     We reserve the right (i) to delay acceptance of any Notes, to extend the Exchange Offer or to terminate the Exchange Offer and not permit acceptance of Notes not previously accepted if any of the conditions set forth herein under "-- Conditions" shall have occurred and shall not have been waived by us, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner deemed by us to be advantageous to the holders of the Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the Exchange Agent. If the Exchange Offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Notes of such amendment.

     Without limiting the manner in which we may choose to make public announcement of any delay, extension, amendment or termination of the Exchange Offer, we shall have no obligations to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

INTEREST ON THE EXCHANGE NOTES


     The Exchange Notes will accrue interest at a rate of 7 3/4% per annum. Interest on the Exchange Notes will accrue from the last date on which interest was paid on the Notes, or, if we have paid no interest on such Notes, from May 24, 2002, the date of issuance of the Notes for which the Exchange Offer is being made. Interest on the Exchange Notes is payable semi-annually on May 15 and November 15, commencing on May 15, 2003.

PROCEDURES FOR TENDERING

     To tender in the Exchange Offer, you must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon medallion guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either (i) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Notes into the Exchange Agent's account at the depositary (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (ii) you must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTERS OF TRANSMITTAL OR OTHER REQUIRED DOCUMENTS SHOULD BE SENT TO THE COMPANY. Delivery of all documents must be made to the Exchange Agent at its address set forth below. You may also request your respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender on your behalf.

     Your tender of Notes will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be medallion guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor" institution within the meaning of Rule 17Ad-15 under the Exchange Act (each an "Eligible Institution") unless the Notes tendered pursuant thereto are tendered for the account of an Eligible Institution.

     If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the Letter of Transmittal.

     We will determine questions as to the validity, form, eligibility (including time of receipt) and withdrawal of the tendered Notes, in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all Notes not properly tendered or any Notes which, if accepted, would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular Notes. Our interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Notes must be cured within such time as we shall determine. Neither we, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Notes will not be deemed to have been made until such irregularities have been cured or waived. The Exchange Agent will return any Notes it receives that are not properly tendered and as to which the defects or irregularities have not been cured or waived without cost to such holder by the Exchange Agent, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, we reserve the right, in our sole discretion, subject to the provisions of the Senior Indenture, to purchase or make offers for any Notes that remain outstanding subsequent to the Expiration

Date or, as set forth under "-- Conditions," to terminate the Exchange Offer in accordance with the terms of the Registration Rights Agreement, and to the extent permitted by applicable law, purchase Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

YOUR REPRESENTATIONS TO US

     By signing or agreeing to be bound by the Letter of Transmittal, you will represent that, among other things:

     - you are not an "affiliate" (as defined in Rule 405 of the Securities Act) of us or a broker-dealer tendering Notes acquired directly from us for your own account;

     - if you are not a broker-dealer or are a broker-dealer but will not receive Exchange Notes for your own account in exchange for Notes, you are not engaged in and do not intend to participate in a distribution of the Exchange Notes;

     - you have no arrangement or understanding with any person to participate in a distribution of the Notes or the Exchange Notes within the meaning of the Securities Act;

     - you are acquiring the Exchange Notes in the ordinary course of your business; and

     - if you are a broker-dealer that will receive Exchange Notes for your own account in exchange for Notes, you represent that the Notes to be exchanged for Exchange Notes were acquired by you as a result of market-making activities or trading activities and you acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with the resale of any Exchange Notes. It is understood that you are not admitting that you are an "underwriter" within the meaning of the Securities Act by acknowledging that you will delivery, and by delivery of, a prospectus.

ACCEPTANCE OF NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, we will accept all Notes properly tendered promptly after the Expiration Date, and we will issue the Exchange Notes promptly after acceptance of the Notes. See "-- Conditions." For purposes of the Exchange Offer, Notes shall be deemed to have been accepted as validly tendered for exchange when, as and if we have given oral or written notice thereof to the Exchange Agent.

     In all cases, we will issue the Exchange Notes for Notes that are accepted for exchange pursuant to the Exchange Offer only after timely receipt by the Exchange Agent of a Book-Entry Confirmation of such Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If we do not accept any tendered Notes for any reason set forth in the terms and conditions of the Exchange Offer, we will credit such unaccepted or such unexchanged Notes to an account maintained with such Book-Entry Transfer Facility as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Notes by causing the Book-Entry Transfer Facility to transfer such Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, the Letter of Transmittal (or facsimile) thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth under "-- Exchange

Agent" no later than the Expiration Date or the guaranteed delivery procedures described below must be complied with.

TENDERING THROUGH DTC'S AUTOMATED TENDER OFFER PROGRAM

     The Exchange Agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's automated tender offer program to tender Notes. Participants in the program may, instead of physically completing and signing the Letter of Transmittal and delivering it to the Exchange Agent, transmit their acceptance of the Exchange Offer electronically. They may do so by causing DTC to transfer the Notes to the Exchange Agent according to its procedures for transfer. DTC will then send an agent's message to the Exchange Agent. An "agent's message" means a message transmitted by DTC, received by the Exchange Agent and forming part of the book-entry confirmation, stating that:

     - DTC has received an express acknowledgement from a participant in its automated tender program that is tendering Notes that are the subject of Book-Entry Confirmation;

     - the participant has received and agrees to be bound by the terms of the Letter of Transmittal or, in the case of an agent's message relating to guaranteed delivery, that the participant has received and agrees to be bound by the Notice of Guaranteed Delivery; and

     - the agreement may be enforced against the participant.

GUARANTEED DELIVERY PROCEDURES

     If the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) before the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form we provided (by facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Notes and the amount of Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange, Inc. ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, a Book-Entry Confirmation and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) a Book-Entry Confirmation and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL OF TENDERS

     Tenders of Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent before 5:00 p.m., New York City time, on the Expiration Date at one of the addresses set forth under "-- Exchange Agent." Any such notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility from which the Notes were tendered, identify the principal amount of the Notes to be withdrawn, and specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Notes and otherwise comply with the procedures of such Book-Entry Transfer Facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notice, and our determination shall be final and binding on all parties. Any Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Notes which have been tendered for exchange but which are not exchanged for any reason will be credited to an account maintained with such Book-Entry Transfer Facility for the Notes as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Notes may be retendered by following one of the procedures described under "-- Procedures for Tendering" and "-- Book-Entry Transfer" at any time on or prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, Notes will not be required to be accepted for exchange, nor will Exchange Notes be issued in exchange for any Notes, and we may terminate or amend the Exchange Offer as provided herein before the acceptance of such Notes, if, because of any change in law, or applicable interpretations thereof by the Commission, we determine that we are not permitted to effect the Exchange Offer. In addition, we will not be obligated to accept for exchange the Notes of any holder that has not made the following:

     - the representations in the Letter of Transmittal described under "-- Your Representations to Us"; and

     - other representations as may be necessary under applicable Commission rules, regulations or interpretations to make available to us an appropriate form for registration of the Exchange Notes under the Securities Act.

     We have no obligation to, and will not knowingly, permit acceptance of tenders of Notes from our affiliates or from any other holder or holders who are not eligible to participate in the Exchange Offer under applicable law or interpretations thereof by the Staff of the Commission, or if the Exchange Notes to be received by such holder or holders of Notes in the Exchange Offer, upon receipt, will not be tradable by such holder without restriction under the Securities Act and the Exchange Act and without material restrictions under the "blue sky" or securities laws of substantially all of the states of the United States. These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion.

EXCHANGE AGENT

     JPMorgan Chase Bank has been appointed as Exchange Agent for the Exchange Offer. You should direct your questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal to the Exchange Agent addressed as follows:

  By Mail (Certified, Registered, Overnight or First Class) or Hand Delivery:

                              JPMorgan Chase Bank

                             700 Lavaca, 5th floor


                              Austin, Texas 78701


                        Telephone Number (512) 479-2575


                          Attention: Mr. Cary Gilliam


FEES AND EXPENSES

     We will bear the expenses of soliciting tenders pursuant to the Exchange Offer. We are making the principal solicitation for tenders pursuant to the Exchange Offer by mail; however we may make additional solicitations by telephone, telecopy or in person by our officers and regular employees.

     We will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. We, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith.

     We will bear the expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and the Trustee, and accounting, legal, printing and related fees and expenses.

     We will pay all transfer taxes, if any, applicable to the exchange of Notes pursuant to the Exchange Offer. If, however, Exchange Notes or Notes for principal amounts not tendered or accepted for exchange are to be registered or issued in the name of any person other than the registered holder of the Notes tendered, or if tendered Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

RESALE OF EXCHANGE NOTES

     Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, we believe that Exchange Notes issued pursuant to the Exchange Offer in exchange for Notes may be offered for resale, resold and otherwise transferred by any owner of such Exchange Notes (other than any such owner which is our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, if such Exchange Notes are acquired in the ordinary course of such owner's business and such owner does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of such Exchange Notes. Any owner of Notes who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes may not rely on the position of the staff of the Commission enunciated in the "Exxon Capital Holdings Corporation" or similar no-action letters but rather must comply with the registration and Prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K of the Securities Act. Each broker-dealer that receives Exchange Notes for its own account in exchange for Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, may be a statutory underwriter and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes.

     By tendering in the Exchange Offer, each holder (or DTC participant, in the case of tenders of interests in the Global Notes held by DTC) will represent to us (which representation may be contained the Letter of Transmittal) to the effect that (A) it is not our affiliate, (B) it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes to be issued in the Exchange Offer and (C) it is acquiring the Exchange Notes in its ordinary course of business. Each holder will acknowledge and agree that any broker-dealer and any such holder using the Exchange Offer to participate in a distribution of the Exchange Notes acquired in the Exchange Offer (1) could not under Commission policy as in effect on the date of the Registration Rights Agreement rely on the position of the Commission enunciated in the No-Action Letters, and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K if the resales are of Exchange Notes obtained by such holder in exchange for Notes acquired by such holder directly from us or our affiliate.

     To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or to register the Exchange Notes before offering or selling such Exchange Notes. We have agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to cooperate with selling holders or underwriters in connection with the registration and qualification of the Exchange Notes for offer or sale under the securities or "blue sky" laws of such jurisdictions as may be necessary to permit the holders of Exchange Notes to trade the Exchange Notes without any restrictions or limitations under the securities laws of the several states of the United States.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Notes who do not exchange their Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Notes as set forth in the legend thereon as a consequence of the issuance of the Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the Notes under the Securities Act. To the extent that Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Notes could be adversely affected.

       UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

     The following is a summary of the material United States federal income tax consequences of the exchange of the Notes for the Exchange Notes and the ownership and disposition of the Exchange Notes by a purchaser that is a non-U.S. holder. For this purpose, a non-U.S. holder is a holder that is, for the United States federal income tax purposes:

     - a nonresident alien individual;

     - a foreign corporation; or

     - a foreign estate or trust that is not subject to United States federal income taxation on its worldwide income.

     If a partnership (including for this purpose an entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of Notes, the treatment of a partner in that partnership will generally depend upon the status of the partner and upon the activities of the partnership. Holders of Notes that are a partnership or partners in such partnership should consult their tax advisors about the United States federal income tax consequences of purchasing, owning and disposing of the Exchange Notes.

     This summary is based upon the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), administrative pronouncements, judicial decisions and final temporary and proposed Treasury Regulations, each of which is subject to change, possibly retroactively. This summary does not discuss all aspects of Untied States federal income taxation that may be important to particular non-U.S. holders in light of their individual investment circumstances, such as Notes held by investors subject to special tax rules (e.g., U.S. expatriates, financial institutions, insurance companies, broker-dealers and tax-exempt organizations) or to person that will hold the Exchange Notes as a part of a straddle, hedge or synthetic security transaction for United States federal income tax purposes or that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any foreign, state or local tax consideration.

     This summary assumes that investors will hold the Exchange Notes as "capital assets" (generally, property held for investment) under the Code. Prospective investors are urged to consult their tax advisors regarding the United States federal, state, local and foreign income and other tax consequences of the exchange of the Notes for Exchange Notes and ownership and disposition of the Exchange Notes.

THE EXCHANGE OFFER

     The exchange of an Exchange Note for Note will not constitute a taxable exchange for United States federal income tax purposes because the Exchange Notes will not differ materially either in kind or extent from the Notes for which they will be exchanged. Accordingly, holders who receive an Exchange Note in exchange for Note will not recognize gain or loss, because for United States federal income tax purposes, the Exchange Notes will be treated as continuations of the Notes.

PAYMENT OF INTEREST

     Interest paid by Waste Management to non-U.S. holders will not be subject to United States federal income or withholding tax provided:

     - the beneficial owner of the Exchange Note does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Waste Management entitled to vote;

     - the beneficial owner of the Exchange Note is not a controlled foreign corporation that is related to Waste Management through stock ownership;

     - the beneficial owner of the Exchange Note is not a bank that acquired the Note as an extension of credit made pursuant to a loan agreement made in the ordinary course of business; and

     - the requirements of section 871(h) or 881(c) of the Code are satisfied as described below under the heading "Owner Statement Requirement."

     Notwithstanding the above, unless the holder qualified for an exemption from such tax or a lower tax rate under an applicable treaty, a non-U.S. holder that is engaged in the conduct of a United States trade or business will be subject to:

     - United States federal income tax on interest that is effectively connected with the conduct of such trade or business; and


     - if the non-U.S. holder is a corporation, a United States branch profits tax equal to 30% of its "effectively connected earnings and profits" as adjusted for the taxable year.


GAIN ON DISPOSITION

     A non-U.S. holder will generally not be subject to United states federal income tax on gain recognized on a sale, redemption or other disposition of an Exchange Note unless:

     - the gain is effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder; or

     - in the case of a non-U.S. holder who is a nonresident alien individual, such holder is present in the United States for 183 or more days during the taxable year and certain other requirements are met.

However, to the extent that disposition proceeds represent interest accruing between interest payment dates, a non-U.S. Holder may be required to establish an exemption from United Stated federal income tax. (See "-- Payment of Interest" above.)

     Any gain recognized on a sale, redemption or other disposition of an Exchange Note that is effectively connected with the conduct of a United States trade or business by a non-U.S. holder will be subject to United States federal income tax on a net income basis in the same manner as if such holder were a United States person and, if such non-U.S. holder is a corporation, such gain may also be subject to the 30% United States branch profits tax (or lower treaty rate, if applicable) described above.

FEDERAL ESTATE TAXES

     An Exchange Note held by an individual who at the time of death is not a citizen or resident of the United States will not be subject to United States federal estate tax as a result of such individual's death, provided;

     - the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Waste Management entitled to vote; and

     - the interest accrued on the Exchange Note was not effectively connected with a United States trade or business of the individual at the individual's death.

OWNER STATEMENT REQUIREMENT


     In order to claim an exemption from United States federal withholding tax with respect to payments of interest on an Exchange Note, sections 871(h) and 881(c) of the Code require that either the beneficial owner of the Exchange Note or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and that holds an Exchange Note on behalf of such owner file a statement with Waste Management or its agent representing that the beneficial owner is not a United States person. Under current regulations, this requirement will be satisfied if Waste Management or its agent receives:

     - a statement from the beneficial owner certifying under penalty of perjury that such owner is not a United States person and that provides certain information required under the regulations; or

     - a statement from the financial institution holding the Exchange Note on behalf of the beneficial owner certifying, under penalties of perjury, that it has received the owner's statement, together with a copy of the owner's statement.

     The beneficial owner must inform Waste Management or its agent, as applicable, or the financial institution, as applicable, within 30 days of any change in information on the owner's statement.

BACKUP WITHHOLDING

     Payments made on, and proceeds from the sale of, an Exchange Note may be subject to a "backup" withholding tax unless the holder furnishes to the paying agent or broker an owner's statement or otherwise establishes an exemption. Any withheld amounts would generally be allowed as a credit against a holder's federal income tax, provided the required information is timely filed with the Internal Revenue Service.

     THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO A HOLDER'S PARTICULAR SITUATION. HOLDERS OF THE EXCHANGE NOTES SHOULD CONSULT TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE EXCHANGE OF THE NOTES FOR THE EXCHANGE NOTES AND THE OWNERSHIP AND DISPOSITION OF THE EXCHANGE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN THE UNITED STATES FEDERAL OR OTHER TAX LAWS.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Notes for its own account pursuant the Exchange Offer must acknowledge that it will deliver a Prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connections with resales of the Exchange Notes received in exchange for the Notes where such Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the Expiration Date and ending on the close of business on the first anniversary of the Expiration Date, we will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     We will not receive any proceeds from any sale of the Exchange Notes by broker-dealers. The Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the counter market, in negotiated transaction, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a Prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of one year after the Expiration Date, we will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. We have agreed to pay all expenses incident to the Exchange Offer and will indemnify the holders of the Exchange Notes against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Baker Botts L.L.P. has issued an opinion about the legality of the Exchange Notes.

                                    EXPERTS

     The audited consolidated financial statements as of December 31, 1999, 2000 and 2001 and for the three years ended December 31, 2001 appearing in Waste Management's Annual Report on Form 10-K incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report. Arthur Andersen has not consented to the inclusion of their report in this Prospectus, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act of 1933. Because Arthur Andersen has not consented to the inclusion of their report in this Prospectus, you will not be able to recover against Arthur Andersen under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated therein.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANY INFORMATION OTHER THAN THE INFORMATION CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS AN OFFER TO EXCHANGE THE EXCHANGE NOTES FOR THE OUTSTANDING NOTES ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO.

                            [WASTE MANAGEMENT LOGO]


                               OFFER TO EXCHANGE


                                   REGISTERED

                   $500,000,000 7 3/4% SENIOR NOTES DUE 2032

                                      FOR

                                  OUTSTANDING

                   $500,000,000 7 3/4% SENIOR NOTES DUE 2032


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 102 of the Delaware General Corporation Law ("DGCL") allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or a knowing violation of the law, willfully or negligently authorized the unlawful payment of a dividend or approved an unlawful stock redemption or repurchase or obtained an improper personal benefit. Each of the Registrants' Certificates of Incorporation (the "Registrants' Charters") contains provisions which eliminates directors' personal liability as set forth above.

     The Registrants' Charters and the Bylaws of each of the registrants provide in effect that the Registrants shall indemnify its directors and officers, and may indemnify its employees and agents, to the extent permitted by the DGCL.
Section 145 of the DGCL provides that a Delaware corporation has the power to indemnify its directors, officers, employees and agents in certain circumstances.

     Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director, officer, employee or agent had no reasonable cause to believe that his or her conduct was unlawful.

     Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     Section 145 of the DGCL further provides that, to the extent that a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided by Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the party seeking indemnification may be entitled; and the corporation is empowered to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145 of the DGCL; and that, unless indemnification is ordered by a court, the determination that indemnification under subsections (a) and (b) of Section 145 of the DGCL is proper because the director, officer, employee or agent has met the applicable standard of conduct under such subsections shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

     Waste Management has also purchased certain liability insurance for its officers and directors as permitted by Section 145(g) of the DGCL.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBIT
  NO.                                   DESCRIPTION
-------                                 -----------
  3.1     --    Second Restated Certificate of Incorporation of Waste
                Management, Inc. [Incorporated by reference to Exhibit 3.1 to Waste Management's Quarterly Report on Form 10-Q for the
                quarter ended June 30, 2002].
  3.2     --    Amended and Restated Bylaws of Waste Management, Inc.
                [Incorporated by reference to Exhibit 3.2 to Waste
                Management's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002].
  3.3+    --    Certificate of Incorporation of Waste Management Holdings,
                Inc.
  3.4+    --    Bylaws of Waste Management Holdings, Inc.
  4.1     --    Specimen Stock Certificate [Incorporated by reference to
                Exhibit 4.1 to Waste Management's Annual Report on Form 10-K
                for the year ended December 31, 1998].
  4.2     --    Indenture for Senior Debt Securities dated September 10,
                1997, among the Registrant and Texas Commerce Bank National
                Association, as trustee, now known as JP Morgan Chase Bank
                [Incorporated by reference to Exhibit 4.1 to the Waste
                Management's Current Report on Form 8-K dated September 10,
                1997].
  4.3+    --    Form of Exchange Note.
  4.4+    --    Registration Rights Agreement dated as of May 24, 2002 by
                and among Waste Management, Inc., Waste Management Holdings,
                Inc. and Deutsche Bank Securities Inc., Goldman, Sachs & Co.
                and Merrill Lynch, Pierce, Fenner & Smith Incorporated.
  4.5+    --    Guarantee by Waste Management Holdings, Inc. in Favor of the
                Holders of Certain Debt Securities of Waste Management, Inc.
                dated May 24, 2002.
  5.1+    --    Opinion of Baker Botts L.L.P.
 12.1     --    Computation of ratio of earnings to fixed charges.
 23.1     --    Consent of Baker Botts L.L.P. (included in Exhibit 5.1).
 24.1+    --    Power of Attorney (set forth on signature page).
 25.1+    --    Statement of Eligibility of Trustee.
 99.1+    --    Form of Letter of Transmittal.
 99.2+    --    Form of Notice of Guaranteed Delivery.
 99.3+    --    Form of Letter to DTC Participants.
 99.4+    --    Form of Letter to Clients.

Exhibits listed above which have been filed with the Commission are incorporated herein by reference with the same effect as if filed with this Registration Statement.
---------------

+ Previous filed.

ITEM 22.  UNDERTAKINGS

     The undersigned Registrants hereby undertake:

     (1) That, for purposes of determining any liability under the Securities Act, each filing of the Registrants' annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of

1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the Registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that as claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and be governed by the final adjudication of such issue.

     (3) To respond to requests for information that is incorporated by reference in to the Prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (4) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (5) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (5)(i) and (5)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic report filed with or furnished to the Commission by the registrants pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Pre-Effective Amendment No. 2 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          WASTE MANAGEMENT, INC.

                                          By:     /s/ A. MAURICE MYERS
                                            ------------------------------------
                                                      A. Maurice Myers
                                             President, Chief Executive Officer
                                                             and
                                                   Chairman of the Board

Date: November 1, 2002

     Pursuant to the requirements of the Securities Act, this Pre-Effective Amendment No. 2 to the Registrant's Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on November 1, 2002.

                     SIGNATURE                                             TITLE
                     ---------                                             -----



               /s/ A. MAURICE MYERS                      President and Chief Executive Officer and
     -----------------------------------------             Director (Principal Executive Officer)
                 A. Maurice Myers







              /s/ WILLIAM L. TRUBECK                         Executive Vice President and Chief
     -----------------------------------------          Administrative Officer (Principal Financial
                William L. Trubeck                                        Officer)




               /s/ ROBERT G. SIMPSON                    Vice President and Chief Accounting Officer
     -----------------------------------------                 (Principal Accounting Officer)
                 Robert G. Simpson




                         *                                                Director
     -----------------------------------------
                 H. Jesse Arnelle




                         *                                                Director
     -----------------------------------------
             Pastora San Juan Cafferty




                         *                                                Director
     -----------------------------------------
                 Robert S. Miller




                         *                                                Director
     -----------------------------------------
                   John C. Pope




                         *                                                Director
     -----------------------------------------
                Steven G. Rothmeier




                         *                                                Director
     -----------------------------------------
                   Carl W. Vogt

                         *                                                Director
     -----------------------------------------
                Ralph V. Whitworth

             By: /s/ DAVID P. STEINER
     -----------------------------------------
                 David P. Steiner
                As Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Pre-Effective Amendment No. 2 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          WASTE MANAGEMENT HOLDINGS, INC.

Date: November 1, 2002                    By:     /s/ DAVID P. STEINER
                                            ------------------------------------
                                                      David P. Steiner
                                             Vice President, Secretary and Sole
                                                           Director

                               INDEX TO EXHIBITS

EXHIBIT
  NO.                                   DESCRIPTION
-------                                 -----------
  3.1     --    Second Restated Certificate of Incorporation of Waste
                Management, Inc. [Incorporated by reference to Exhibit 3.1 to Waste Management's Quarterly Report on Form 10-Q for the
                quarter ended June 30, 2002].
  3.2     --    Amended and Restated Bylaws of Waste Management, Inc.
                [Incorporated by reference to Exhibit 3.2 to Waste
                Management's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002].
  3.3+    --    Certificate of Incorporation of Waste Management Holdings,
                Inc.
  3.4+    --    Bylaws of Waste Management Holdings, Inc.
  4.1     --    Specimen Stock Certificate [Incorporated by reference to
                Exhibit 4.1 to Waste Management's Annual Report on Form 10-K
                for the year ended December 31, 1998].
  4.2     --    Indenture for Senior Debt Securities dated September 10,
                1997, among the Registrant and Texas Commerce Bank National
                Association, as trustee, now known as JP Morgan Chase Bank
                [Incorporated by reference to Exhibit 4.1 to the Waste
                Management's Current Report on Form 8-K dated September 10,
                1997].
  4.3+    --    Form of Exchange Note.
  4.4+    --    Registration Rights Agreement dated as of May 24, 2002 by
                and among Waste Management, Inc., Waste Management Holdings,
                Inc. and Deutsche Bank Securities Inc., Goldman, Sachs & Co.
                and Merrill Lynch, Pierce, Fenner & Smith Incorporated.
  4.5+    --    Guarantee by Waste Management Holdings, Inc. in Favor of the
                Holders of Certain Debt Securities of Waste Management, Inc.
                dated May 24, 2002.
  5.1+    --    Opinion of Baker Botts L.L.P.
 12.1     --    Computation of ratio of earnings to fixed charges.
 23.1     --    Consent of Baker Botts L.L.P. (included in Exhibit 5.1).
 24.1+    --    Power of Attorney (set forth on signature page).
 25.1+    --    Statement of Eligibility of Trustee.
 99.1+    --    Form of Letter of Transmittal.
 99.2+    --    Form of Notice of Guaranteed Delivery.
 99.3+    --    Form of Letter to DTC Participants.
 99.4+    --    Form of Letter to Clients.

Exhibits listed above which have been filed with the Commission are incorporated herein by reference with the same effect as if filed with this Registration Statement.
---------------

+ Previous filed.